SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No.  6 to FORM SB-2 )

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PATIENT PORTAL TECHNOLOGIES, INC.
(Name of Small Business Issuer in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7370 (Primary Standard Industrial Classification Code Number)	02-0656132 (I.R.S. Employer Identification No.)

8276 Willett Parkway
Baldwinsville, NY 13027
(315) 638-6708
(Address and Telephone Number of Principal Executive Offices)

Kevin Kelly
President & CEO
Patient Portal Technologies, Inc.
8276 Willett Parkway
Baldwinsville, NY 13027
(315) 638-6708
 (Name, Address and Telephone Number of Agent For Service)

Copies to:
William J. Reilly, Esq.
401 Broadway, Suite 912
New York, NY 10013
Telephone: (212) 683-1570

Approximate Date of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” in Rule 12b-2 of the Exchange Act.  (Check one.)

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.001 par value(2)	5,433,022 shares	$ 0.46	$ 2,499,190	$76.73

Total Registration Fee	5,433,022 shares	____	$ 2,499,190	$76.73

(1)          Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices on the Over the Counter Bulletin Board on November 21, 2007.

(2)          The shares of common stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus upon conversion of outstanding secured convertible debentures. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus

Subject to Completion, Dated APRIL ____, 2008

5,433,022 Shares of Common Stock

This prospectus relates to the resale of up to 5,433,022 shares of common stock of Patient Portal Technologies, Inc. (the “Company”) by Dutchess Private Equities Fund, LTD (“Dutchess”) (the “Offering”). The Company will not receive any proceeds from the conversion of the debentures into common stock.   As discussed on pages 11   and 46 of the Prospectus, in “Risks Related to Our Stock Being Publicly Traded” and “Descriptions of Securities”, you may experience substantial dilution if Dutchess converts its Debentures into Common Stock of the Company. Since the Conversion Rate fluctuates at a substantial percentage discount (15%) to fluctuating market prices, the number of shares issuable to Dutchess, upon conversion of the Debentures, is potentially limitless.

Our common stock is traded and prices are reported on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “PPRG OTC:BB.” The shares of common stock being offered for sale by the selling stockholders may be sold at prevailing market prices from time to time. On April 55, 2008, the last reported sale price of our common stock was $0.90 per share. These prices will fluctuate based on the demand for the shares of our common stock.

See “Risk Factors” beginning on page 7 for risks of an investment in the securities offered by this prospectus, which you should consider before you purchase any shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2008

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, the Company, or the shares of common stock offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information that you should consider before investing in the shares.  You are urged to read this Prospectus in its entirety, including the information under “Risk Factors” and our financial statements and related notes included elsewhere in this Prospectus.

OUR COMPANY

Patient Portal Technologies, Inc.  (hereinafter referred to as “we” or "the Company") is a Delaware corporation which was originally organized on November 22, 2002 as Suncoast Naturals, Inc.  and commenced business operations in January, 2003.  Pursuant to a Registration Statement filed in accordance with the Securities Act of 1933, as amended, and declared effective by the Securities and Exchange Commission on July 3, 2004, the Company in October, 2004 distributed 499,282 Shares of its Common Stock to shareholders of record of The Quigley Corporation.

On September 1, 2006, as part of its corporate reorganization the Company undertook a reverse-split of its Common Stock on the basis of one new Share for each ten issued and outstanding Shares.

The Company's offices are located at 8276 Willett Parkway, Baldwinsville, NY 13027.  The telephone number is (315) 638-6708.    The Company's website is www.patientportal.com.

GENERAL INTRODUCTION:

The Company was organized in November, 2002 to acquire from The Quigley Corporation its 60% interest in Caribbean Pacific Naturals Products, Inc., an Orlando, FL based company which specialized in the development, marketing and distribution of a complete line of proprietary, all-natural sun-care, skin-care, and nutritional supplements, as well as a complete line private-label Spa Products for the Resort, Day Spa, Cruise Ship and home markets.  This acquisition was completed in January, 2003.  In March, 2005, the Company acquired the remaining 40% of the capital stock of Caribbean Pacific Naturals Products, Inc.  from Caribbean Pacific International, Inc.  in exchange for the issuance of 500,000 Shares of Common Stock.

Due to lack of financial resources and liquidity, the Company was unable to develop a successful marketing plan or to continue retail or wholesale sales of its product line.  Effective September 28, 2005, the Company sold its entire equity interest in Caribbean Pacific Natural Products, Inc. and CP Suncoast Manufacturing, Inc. to Suncoast Nutriceuticals, Inc. (SNI) in exchange for a two-year Promissory Note in the principal amount of $250,000 and 3,500,000 Shares of Common Stock of SNI.  The assets and liabilities attributable to the two subsidiaries were assumed by SNI as a result of this transaction.

The Patient Portal Connect, Inc. Acquisition

On December 8, 2006, we acquired 100% of the capital stock of Patient Portal Connect, Inc. of Palm Beach Gardens, FL through the issuance of 17,500,000 shares of Common Stock of the Company to the shareholders of Patient Portal Connect, Inc. in a tax-free share exchange.  As a result of this transaction, Patient Portal Connect, Inc. (hereinafter referred to as “PPC”) became a wholly-owned operating subsidiary of the Company.

Through this acquisition of PPC, we became a leading provider of creative technology solutions and process improvements for healthcare institutions.  The company's products and services utilize a state-of-the-art proprietary software platform that optimizes patient flow, reduces administrative costs, and maximizes reimbursement.

 The TB&A Hospital Television, Inc. Acquisition

On October 31, 2007, we entered into an Agreement for Purchase and Sale of Stock with TB&A Hospital Television, Inc. ("TB&A") On November 2, 2007, we completed the transactions contemplated by this Agreement by acquiring all of the capital stock of TB&A for a purchase price of $3,875,000 in cash and $400,000 in assumed debt. The consideration issued in the stock purchase was determined as a result of arm's-length negotiations between the parties.

Following the stock purchase, we are carrying on the business operations of TB&A as a wholly-owned subsidiary. Prior to the stock purchase, there were no material relationships between us and TB&A or any of our respective affiliates, directors or officers, or any associates of the respective officers or directors.

The unaudited Pro Forma Consolidated financial statements as of December 31, 2006 and the nine months ended Sept. 30, 2006 and 2007 reflecting the acquisition of this wholly-owned subsidiary are set forth as an Exhibit to the Current Report on Form 8-K we filed on November 13, 2007 and which we have incorporated by reference to this Registration Statement.

Asset Purchase and Sale Agreement With Worldnet Communications, Inc.

On November 2, 2007, we completed an Asset Purchase and Sale Agreement with Worldnet Communications, Inc. ("Worldnet"), whereby we acquired eighteen hospital telecommunications services contracts. The purchase price for the contracts was $2,500,000, consisting of $1,500,000 in cash and 1,000,000 Shares of our Common Stock with a stated value of $1.00 per Share.

We have assigned the contracts to our wholly-owned operating subsidiary, Patient Portal Connect, Inc. Prior to this transaction we have had a business relationship with Worldnet, which provides us with operator call center and data center services on a contract basis. Three of our controlling shareholders are also shareholders of Worldnet, and the President of Worldnet, Brian Kelly, is the brother of our President, Kevin Kelly. There are no common Officers or Directors of our Company and Worldnet. The consideration issued in this asset purchase was determined as a result of arm's-length negotiations between the parties and our valuation of the present and future cash flow generated by the purchased contracts.

The Dutchess Private Equities Fund Convertible Debenture

On November 1, 2007, we entered into a Seven Million Dollar ($7,000,000) convertible debenture agreement with Dutchess Private Equities Fund, LTD (“Dutchess”). If Dutchess elects to convert its debentures (the “Debentures”) into shares of common stock, par value $0.001 (the “Common Stock”) of the Company, the conversion price for their shares of Common Stock will be at a maximum price of $.46 per share but may fluctuate at a substantial percentage discount (15%) to fluctuating market prices.  As a result, the number of shares issuable to Dutchess, upon conversion of the Debentures could be potentially materially adverse to current and potential investors. Dutchess’ overall ownership at any one moment is limited to 4.9% of the outstanding shares of Common Stock in accordance with the financing documents. However, Dutchess is free to sell any shares into the market, which have been issued to them, thereby enabling Dutchess to convert the remaining Debentures or exercise additional Warrants into shares of Common Stock.  Please see our Risk Factors on pages 9 for additional information and the summary description of the Debenture on page 39.

PRINCIPAL OPERATIONS, PRODUCTS AND SERVICES OF THE COMPANY

Our Company, through its operating subsidiaries is well positioned to be the premier provider of integrated workflow solutions in the healthcare industry. Having developed the industry's newest, leading-edge process improvement delivery platform for the healthcare industry, PPC is poised to capture a significant segment of the multi-billion dollar healthcare market. Its proprietary systems were developed in close coordination with hospital industry partners to provide multi-layer functionality across a wide spectrum of critical patient-centric workflows that result in immediate improvements in cost savings, patient outcomes, and revenue growth for hospitals. Our systems and solutions are designed to change the way healthcare institutions and patients do business in today's healthcare environment.

Nationwide, the demand for more customized healthcare has resulted in a greater need for improved productivity, efficiency, and customer service in hospitals and other healthcare institutions.  We have has pioneered the development of integrated software applications that combine technology and industry expertise with unique customization designed to better manage the hospital/patient relationship and improve hospital operational processes.  Further, our solutions enable hospitals to achieve compliance with strict government mandates that affect reimbursements by requiring measured improvements in productivity, efficiency, and patient satisfaction. Our proven technologies provide tremendous economic benefit for healthcare providers.

We intend to rapidly gain market share by leveraging strategic relationships and by acquiring companies with existing hospital contracts. Our acquisition strategy will enable us to achieve greater profitability, grow rapidly, and quickly gain first-mover advantage. Our proprietary technology platform allows us to create additional revenue streams with minimal cost by accessing enhanced service modules as market demand changes. This scaleable architecture creates even greater profitability by enabling multiple services to be delivered over our service delivery platform.

We believe that our Company is primed to swiftly react to the requirements of an ever-changing healthcare industry.  Unlike the costly, capital-intensive and stand-alone products offered by our industry competitors, our sophisticated technology platform offers flexible solutions and functionalities that are universal enough to have broad appeal while still allowing for a level of customization that is necessary to integrate with a hospital's existing legacy system, and at an affordable cost. Our flexible platform also enables the healthcare providers to fulfill the government's newest mandates for a full "continuum of care" from the hospital to the home.  This unique ability enables us to present a tailored solution to our customers at a cost-effective price and will dramatically enhance our ability to capture significant market share nationwide.

Our Company’s expertise in creating win-win opportunities for hospitals and patients by clearly defining customized, flexible, and integrated healthcare solutions with measurable results.  Our products and services enable hospitals to improve patient flow, enhance patient satisfaction, and create long-term relationships with patients as they move from hospital to home. In so doing, hospitals gain productivity and efficiency enhancements, reduce the burden on staff and increase cash flow by optimizing reimbursements from third-party sources including Medicare and private insurers.

Risk Factors

Our financial condition, business, operation and prospects involve a high degree of risk. You should carefully read and consider the risks and uncertainties described below as well as the other information in this report before deciding to invest in our Company. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means that our stockholders could lose all or a part of their investment. For a more detailed discussion of some of the risks associated with our Company, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 9 of this prospectus.

General

The Company's offices are located at 8276 Willett Parkway, Baldwinsville, NY 13027.  The telephone number is (315) 638-6708. The Company's website is www.patientportal.com. .The reference to this website address does not constitute incorporation by reference of the information contained therein.

About This Offering

This prospectus relates to the resale of up to 5,433,022 shares of Common Stock by certain selling stockholders identified in this prospectus. All of the 5,433,022 shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their Common Stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders.

Common Stock Offered	5,433,022 shares

Common Stock Offered by the Selling Shareholders	5,433,022 shares

Common Stock Outstanding at Dec. 31 , 2007 (1)	36,040,707 shares

Use of Proceeds of the Offering	We will not receive any of the proceeds from the sale of the shares by the Offering.

OTCBB Ticker Symbol	PPRG

Selected Financial Information

The selected financial information presented below is derived from and should be read in conjunction with our financial statements, including notes thereto, appearing elsewhere in this prospectus. See “Financial Statements.”

Summary Operating Information
For The Years Ended December 31, 2007 and 2006

	Year Ended December 31, 2007	Year Ended December 31, 2006
Total revenues	$3,868,299	$13,575
Total costs and expenses	$6,049,324	$414,983
Operating (loss)	(2,181,025)	$(401,408)
(Loss) before income tax provision	(2,181,025)	$(401,408)
Net (loss)	$(2,181,025)	$(401,408)

Summary Balance Sheets
December 31, 2007 and December 31, 2006

	December 31, 2007	December 31, 2006
Total current assets	$1,562,063	$30,392
Total assets	$14,551,323	$1,102,680
Total current liabilities	$3,583,323	$384,703
Total liabilities	$6,738,609	$384,703

Total capital	$7,812,714	$717,977
Total liabilities and shareholder equity	$14,551,323	$1,102,680

RISK FACTORS

You should carefully consider the risks described below before investing in the Company. We consider these risks to be significant to your decision whether to invest in our Common Stock at this time. If any of the following risks actually occur, our business, results of operations and financial condition could be seriously harmed, the trading price of our Common Stock could decline and you may lose all or part of your investment.

Risks Related to Our Company

We Have A Limited History of Operations.

The Company’s present business operations are conducted through its newly-acquired subsidiary, Patient Portal Connect, Inc. Therefore, the Company has had limited revenue from operations or other financial results upon which investors may base an assessment of its potential. The prior business operations of the Company’s former subsidiaries were not material during the past three years, and the operations of newly-acquired subsidiaries are not reflect in our past results from operations.

We May Need Additional Funding.

Management believes that the net proceeds of the Dutchess financing transaction, together with net cash flow from its newly-acquired subsidiary and other ongoing business operations will be sufficient to satisfy the Company's cash requirements through its calendar year ending December 31, 2008. However, there can be no assurance that additional funds will not be required for additional working capital purposes during such period or thereafter or that, if required, such funds will then be available on terms satisfactory to the Company, if at all.

We Have Given Dutchess A Security Interest In Certain Property

As part of the Dutchess financing transaction, we have granted Dutchess a first priority security interest in certain property of the Company to secure the prompt payment, performance and discharge in full of all of Company’s obligations under the Debentures and exercise and discharge in full of Company’s obligations under the Warrants . This “first lien” on certain of our assets may limit our ability to obtain additional asset-based financing or other types of secured or unsecured debt.

Our business operations could be significantly disrupted if we lose members of, or fail to integrate, our management team.

Our future performance is substantially dependent on the continued services of our management team and our ability to retain and motivate them. The loss of the services of any of our officers or senior managers could harm our business, as we may not be able to find suitable replacements. We do not have employment agreements with any of our key personnel, and we do not maintain any “key person” life insurance policies.

We may not be able to hire and retain a sufficient number of qualified employees and, as a result, we may not be able to grow as we expect or maintain the quality of our services.

Our future success will depend on our ability to attract, train, retain and motivate other highly skilled technical, managerial, marketing and customer support personnel. Competition for these personnel is intense, especially for software developers, Web designers and sales personnel, and we may be unable to successfully attract sufficiently qualified personnel.  We will need to maintain the size of our staff to support our anticipated growth, without compromising the quality of our product offerings or customer service. Our inability to locate, hire, integrate and retain qualified personnel in sufficient numbers may reduce the quality of our services.

Risks Related to Our Products and Services

New Products and Technological Change.

The markets for our products and services are characterized by rapidly changing technology and new product introductions. Accordingly, the Company believes that its future success will depend on its ability to enhance its existing products and to develop and introduce in a timely fashion new products that achieve market acceptance. Management believes that the Company will be able to continue to compete and adapt to potential new industrial and commercial applications for its products with continuous technological enhancements. although there can be no assurance that the Company will in fact be able to identify, develop, manufacture, market or support such products successfully or that the Company will in fact be able to respond effectively to technological changes or product announcements by competitors.

We Face Significant Competition.

The Company faces significant competition from a variety of healthcare industry service providers, and may in the future face competition from a variety of potential providers, many of which have or will have considerably larger and greater financial and human resources and marketing capabilities.  We believe that we will be able to compete favorably in this competitive marketplace because of our flexibility in responding to changing and emerging markets, its innovative and competitive services and products, our quick response to customer requirements, and our ability to identify, develop, produce and market original products and derivative product concepts.

We must continue to upgrade our technology infrastructure, both hardware and software, to effectively meet demand for our services.

We must continue to add hardware and enhance software to accommodate the increased services which we provide and increased use of our platform. In order to make timely decisions about hardware and software enhancements, we must be able to accurately forecast the growth in demand for our services. This growth in demand for our services is difficult to forecast and the potential audience for our services is large. If we are unable to increase the data storage and processing capacity of our systems at least as fast as the growth in demand, our systems may become unstable and our customers may encounter delays or disruptions in their service. Unscheduled downtime could harm our business and also could discourage current and potential customers and reduce future revenues.

Our network infrastructure and computer systems and software may fail.

An unexpected event like a telecommunications failure, fire, flood, earthquake, or other catastrophic loss at our service providers’ facilities or at our on-site data facility could cause the loss of critical data and prevent us from offering our products and services. We do not at the present time carry business interruption insurance.

In addition, we rely on third parties to securely store our archived data, house our servers and network systems and connect us to the Internet. While our service providers have planned for certain contingencies, the failure by any of these third parties to provide these services satisfactorily and our inability to find suitable replacements would impair our ability to access archives and operate our systems and software.

We may lose users and lose revenues if our security measures fail.

If the security measures that we use to protect personal information are ineffective, we may lose users of our services, which could reduce our revenues. We rely on security and authentication technology which we have developed. With this technology, we perform real-time credit card authorization and verification. We cannot predict whether these security measures could be circumvented by new technological developments. In addition, our software, databases and servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to spend significant resources to protect against security breaches or to alleviate problems caused by any breaches. We cannot assure that we can prevent all security breaches.

Risks Related to Our Stock Being Publicly Traded

Our stock price may be volatile.

Our Common Stock has been trading in the public market since 2004.  However, throughout our history trading volume has been extremely light, as approximately 88% of our outstanding shares are unregistered and cannot yet be traded. We cannot predict the extent to which a trading market will develop for our Common Stock or how liquid that market might become. The trading price of our Common Stock has been and is expected to continue to be highly volatile as well as subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	Quarterly variations in our results of operations or those of our competitors.

•	Announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments.

•	Disruption to our operations.

•	The emergence of new sales channels in which we are unable to compete effectively.

•	Our ability to develop and market new and enhanced products on a timely basis.

•	Commencement of, or our involvement in, litigation.

•	Any major change in our board of directors or management.

•	Changes in governmental regulations or in the status of our regulatory approvals.

•	Changes in earnings estimates or recommendations by securities analysts.

•	General economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We do not intend to pay dividends on our Common Stock.

We have never declared or paid any cash dividend on our Common Stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our Certificate of Incorporation and By-laws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•
Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which may prevent stockholders from being able to fill vacancies on our board of directors.

•
Our stockholders may act by written consent, provided that such consent is signed by all the shareholders entitled to vote with respect to the subject matter thereof. As a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions without holding a stockholders’ meeting.

•	Our Certificate of Incorporation prohibits cumulative voting in the election of directors. This limits the ability of minority stockholders to elect director candidates.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.

You may experience substantial dilution as a result of the Dutchess financing transaction, as well as if we raise funds through the issuance of additional equity and/or convertible securities.

You may experience substantial dilution if Dutchess converts its Debentures into Common Stock of the Company and exercises its Common Stock Purchase Warrants. Since the conversion price of the Debentures fluctuates at a substantial percentage discount (15%) to fluctuating market prices, the number of shares issuable to Dutchess, upon conversion of the Debentures, is potentially limitless. In other words, the lower the average trading price of the Company’s shares at the time of conversion, the greater the number of shares that can be issued to Dutchess. This perceived risk of dilution may cause our shareholders to sell their shares, thus contributing to a downward movement in the Company’s stock price.  Dutchess’ overall ownership at any one moment is limited to 4.9% of the outstanding shares of Common Stock in accordance with the financing documents. However, Dutchess is free to sell any shares into the market, which have been issued to them, thereby enabling Dutchess to convert the remaining Debentures or exercise additional warrants into shares of Common Stock.

Our Common Stock has a small public float and future sales of our Common Stock, or sales of shares being registered under this document may negatively affect the market price of our Common Stock.

As of February 13, 2008, the most recent trading day in our Common Stock, there were 36,040,707 shares of our Common Stock outstanding, at a closing market price (average of best bid and ask prices) of $0.72 for a total market valuation of approximately $26,006,909. Our Common Stock has a public float of approximately 3,200,000 shares, which shares are in the hands of public investors, and which, as the term "public float" is defined by NASDAQ, excludes shares that are held directly or indirectly by any of our officers or directors or any other person who is the beneficial owner of more than 10% of our total shares outstanding. These 3,200,000 shares are held by a relatively small number of stockholders of record. We cannot predict the effect, if any, that future sales of shares of our Common Stock into the market will have on the market price of our Common Stock. However, sales of substantial amounts of Common Stock, including future shares issued upon the exercise of 27,646,086 Common Stock Purchase Warrants, future shares issued upon the exercise of stock options (of which none are outstanding as of February 13, 2007 and 1,000,000 have been reserved for potential future issuance), or the perception that such transactions could occur, may materially and adversely affect prevailing market prices for our Common Stock.

Because the market for and liquidity of our shares is volatile and limited, and because we are subject to the "Penny Stock" rules, the level of trading activity in our Common Stock may be reduced.

Our Common Stock is quoted on the OTCBB (PPRG). The OTCBB is generally considered to be a less efficient market than the established exchanges or the NASDAQ markets. While our Common Stock continues to be quoted on the OTCBB, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of our Common Stock, compared to if our securities were traded on NASDAQ or a national exchange. In addition, our Common Stock is subject to certain rules and regulations relating to "penny stocks" (generally defined as any equity security that is not quoted on the NASDAQ Stock Market and that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain "sales practice requirements" for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional "accredited investors"), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent bid and offer quotations for the penny stock held in the account, and certain other restrictions. If the broker-dealer is the sole market maker, the broker-dealer must disclose this, as well as the broker-dealer's presumed control over the market. For as long as our securities are subject to the rules on penny stocks, the liquidity of our Common Stock could be significantly limited. This lack of liquidity may also make it more difficult for us to raise capital in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus, constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risk factors outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our Common Stock by the selling stockholder, Dutchess Private Equities Fund, LTD.

DILUTION

As of December 31 , 2007, the Company had a net tangible book value of $ 7,812,714 , a net book value per share of $. 23 , based upon 33,612,916 shares of Common Stock outstanding. Dilution is determined by subtracting net tangible book value per share after this Offering from the amount paid by new investors per share of Common Stock. You may experience substantial dilution as a result of the Dutchess financing transaction, as well as if we raise funds through the issuance of additional equity and/or convertible securities. You may experience substantial further dilution if the holders of the additional 3,600,000 Common Stock Purchase Warrants exercise their Warrants into shares of Common Stock.

As a result of the Dutchess financing, Dutchess may convert the shares underlying the Debentures and exercise the shares underlying the Warrants, into shares of the Company’s Common Stock. As Dutchess converts or exercises such shares into shares of the Company’s Common Stock, such conversion or exercise will dilute the current percentage ownership of the Company’s existing shareholders. The conversion price of the Dutchess Debentures and the exercise price of the Warrants fluctuate at a substantial percentage discount (15%) to fluctuating market prices, and as a result, the number of shares issuable to Dutchess, upon conversion of the Debentures and exercise of the Warrants, is potentially limitless. Dutchess’ potential ownership of the Company’s Common Stock could substantially dilute the current shareholders ownership in the Company’s Common Stock.

Upon Dutchess’ conversion of the shares underlying the Debenture and the exercise of the shares underlying the Warrant into shares of the Company’s Common Stock, the current shareholders will experience substantial dilution of their current percentage ownership. For additional disclosure pertaining to the potential dilution of the existing shareholders, please refer to the table on page 41, under “Description of Securities,” which shows the combined effect of the Debenture conversions and Preferred Stock conversions on the existing shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market for Common Stock

Bid and ask prices for our Common Stock are quoted from broker dealers on the OTC Bulletin Board under the trading symbol “PPRG”.

The following table contains information about the range of high and low bid prices for our Common Stock for each quarterly period for fiscal years ended December 31, 2006 and 2007 based upon reports of transactions on the OTCBB.

	Low	High
Fiscal 2006*
First Quarter	$.14	$.08
Second Quarter	$1.45	$.35
Third Quarter	$.80	$.22
Fourth Quarter	$1.50	$.15

Fiscal 2007*
First Quarter	$1.00	$1.70
Second Quarter	$.60	$1.25
Third Quarter	$.51	$1.20
Fourth Quarter	$.50	$1.01

*The high and low prices listed have been rounded up to the next highest two decimal places.

The market price of our Common Stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control. Broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our Common Stock, regardless of our actual or projected performance. On April 25, 2008, the most recent trading day on which shares of the Company were traded, the closing bid price of our Common Stock as reported on the OTCBB was $0.80 per share and the closing offer price was $.90 per share.

Holders

As of July 15 , 2008, there were 376 holders of record of our Common Stock.

Dividend Policy

We have never declared dividends or paid cash dividends on our Common Stock. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

General

This discussion and analysis should be read in conjunction with our financial statements and accompanying notes, which are included elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. Operating results are not necessarily indicative of results that may occur in future periods. When used in this discussion, the words “believes”, “anticipates”, “expects” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

Our business and results of operations are affected by a wide variety of factors, as we discuss under the caption “Risk Factors” and elsewhere in this prospectus, which could materially and adversely affect us and our actual results. As a result of these factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

Any forward-looking statements herein speak only as of the date hereof. Except as required by applicable law, we undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

General Discussion on Results of Operations and Analysis of Financial Condition

We begin our General Discussion and Analysis with a discussion of the Results of Operations for the years ended December 31, 2007 and 2006, followed by a discussion of Liquidity and Capital Resources available to finance our operations.

 Income Taxes

We make estimates to determine our current provision for income taxes, as well as our income taxes payable. Our estimates with respect to the current provision for income taxes take into account current tax laws and our interpretation of current tax laws, as well as possible outcomes of any future tax audits. Changes in tax laws or our interpretation of tax laws and the resolution of any future tax audits could significantly impact the amounts provided for income taxes in our financial statements.

Legal Contingencies

From time to time, we are involved in routine legal matters incidental to our business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on our financial position, results of operations or liquidity.

RESULTS OF OPERATIONS

The Company was established in November, 2002. On December 7, 2006, the Company acquired Patient Portal Connect, Inc., and on November 4, 2007 acquired TB&A Hospital Television, Inc.  As of December 31, 2007, these are the only operating subsidiaries of the Company. The results of operations for the year ended December 31, 2007 includes the business operations of these subsidiaries and revenues from acquired contracts for the periods subsequent to their acquisition.  The principal acquisitions were completed in November, 2007, and therefore we are including only two months of operations related to these acquisitions in our December 31, 2007 Results of Operations.  A significant increase in revenues will be reported in calendar year 2008 as the results of these newly-acquired operations are reported on a quarterly and full-year basis, commencing with the first quarter of 2008.

Year Ended December 31, 2007 vs. December 31, 2006

The Company reported $3,868,299 of revenue for the Year Ended December 31, 2007 and $13,575 for the comparable period in 2006.  This increase is solely attributable to the acquisition of the Company's Patient Portal Connect, Inc. operating subsidiary in December, 2006 and minimal start-up revenues attributed to this subsidiary during the period ended December 31, 2006, and for the period ended December 31, 2007 reflects the two-month results of the operations of TB&A Hospital Television, Inc. in November, 2007.

Cost of sales for the Year Ended December 31, 2007 were $3,261,384 as compared to cost of sales of $115,332 during the same period in 2006.

Selling and marketing expenses were $618,103 for the Year Ended December 31, 2007 as compared to $0 in 2006. Administrative expenses were $1,819,761 for the Year Ended December 31, 2006 as compared to $173,499  during the same period in 2006.  These increases are due primarily to first-year and start-up costs associated with our newly-acquired hospital service contracts, costs associated with the acquisition of our TB&A Hospital Television, Inc. subsidiary, and increased staffing and overhead costs resulting from our growth in operations and revenue. These expenses as a percentage of revenue will decrease significantly in 2008 as the increases in revenue from our November, 2007 acquisitions are reflected on a quarterly and full-year basis.

Interest costs were $295,868 for the Year Ended December 31, 2007 compared to ($126,152) in 2006.  This increase in interest costs is due to the additional interest expense for two months as a result of of the Dutchess financing which closed on November 4, 2007.

The Company reported a net loss of ($2,180,945) for the Year Ended December 31, 2007 as compared to a net loss of ($401,408) during the same period in 2006. This represents a loss per share of ($.09) during the Year Ended December 31, 2007 as compared to a loss per share of $(.01) for the same period in 2006.

Year Ended December 31, 2006 vs. December 31, 2005

The Company reported $13,575 of revenue for the Year Ended December 31, 2006 and $0 for the comparable period in 2005.  This increase is solely attributable to the acquisition of the Company's Patient Portal Connect, Inc. operating subsidiary in December, 2006 and minimal start-up revenues attributed to this subsidiary during this period. The results for 2005 reflected the discontinuance of direct business operations and the subsequent sale of the Company's previous sole operating subsidiary in 2005, and the subsequent acquisition of Patient Portal Connect, Inc. in December, 2006.

Cost of sales for the Year Ended December 31, 2006 were $115,332 as compared to cost of sales of $0 during the same period in 2005.

Selling and marketing expenses were $ 0 for the Year Ended December 31, 2006 as compared to $0 in 2005. Administrative expenses were $173,499 for the Year Ended December 31, 2006 as compared to $90,000 during the same period in 2005, an increase of $83,499. This increase is solely attributable to the acquisition of the Company's Patient Portal Connect, Inc. operating subsidiary in December, 2006.

Interest costs were $126,152 for the Year Ended December 31, 2006 compared to $25,653 in 2005.

The Company reported a net loss of ($401,408) for the Year Ended December 31, 2006 as compared to a net loss of ($130,653) during the same period in 2005. This represents a loss per share of $(.01) during the Year Ended December 31, 2006 as compared to a loss per share of $(.01) for the same period in 2005.

Three Months Ended March 31, 2008 vs. March 31, 2007

The Company reported revenue of $3,876,233 for the three months ended March 31, 2008 and $251,978 for the comparable period in 2007.  This significant increase in revenue is primarily attributable to the acquisition of the Company's TB&A Hospital Television, Inc. subsidiary in November, 2007, as well as acquisition and development of additional hospital service contracts throughout calendar year 2007 and the first quarter of 2008.

Cost of sales for the three months ended March 31, 2008 were $3,320,185 as compared to cost of sales of $239,231 during the same period in 2007.

Selling and marketing expenses were $98,413 for the three months ended March 31, 2008 as compared to $90,053 in 2007, and Research and Development Expenses were $0 for the three months ended March 31, 2008 as compared to $29,054 in 2007.

Administrative expenses were $692,876 for the three months ended March 31, 2008 as compared to $173,499  during the same period in 2007.  These increases are due primarily to first-year and start-up costs associated with our newly-acquired hospital service contracts, costs associated with the acquisition of our TB&A Hospital Television, Inc. subsidiary, and increased staffing and overhead costs resulting from our growth in operations and revenue. These expenses as a percentage of revenue will decrease significantly in 2008 as the increases in revenue from our November, 2007 acquisitions are reflected on a quarterly and full-year basis.

            Interest costs were $212,076 for the three months ended March 31, 2008 compared to $25,653 in 2007.  This increase in interest costs is due to the additional interest expense as a result of the Dutchess financing which closed on November 4, 2007.

The Company reported a net loss of ($447,316) for the three months ended March 31, 2008 as compared to a net loss of ($106,360) during the same period in 2007. This represents a loss per share of ($.01) for the three months ended March 31, 2008 as compared to a loss per share of $(.01) for the same period in 2007.

CURRENT PLAN OF OPERATIONS

Our Company, through its newly acquired subsidiaries, Patient Portal Connect, Inc. (PPC) and TB&A Hospital Television, Inc. (TB&A) is well positioned to be the premier provider of integrated workflow solutions in the healthcare industry. Having developed the industry's newest, leading-edge process improvement delivery platform for the healthcare industry, PPC is poised to capture a significant segment of the multi-billion dollar healthcare market. Its proprietary systems were developed in close coordination with hospital industry partners to provide multi-layer functionality across a wide spectrum of critical patient-centric workflows that result in immediate improvements in cost savings, patient outcomes, and revenue growth for hospitals. PPC's revolutionary solutions are changing the way hospitals and patients do business in today's healthcare environment.

Nationwide, an explosive demand for more customized healthcare has resulted in a greater need for improved productivity, efficiency, and customer service in hospitals. PPC has pioneered the development of integrated software applications that combine technology and industry expertise with unique customization designed to better manage the hospital/patient relationship and improve hospital operational processes. Further, our solutions enable hospitals to achieve compliance with strict government mandates that affect reimbursements by requiring measured improvements in productivity, efficiency, and patient satisfaction. PPC's proven technologies provide tremendous economic benefit for healthcare providers.

PPC intends to rapidly gain market share by leveraging strategic relationships and acquiring companies with existing hospital contracts. The company's acquisition strategy will enable it to achieve immediate profitability, grow rapidly, and quickly gain first mover advantage. PPC's sophisticated technology platform allows the company to create additional revenue streams with minimal cost by accessing enhanced service modules as market demand changes. This scaleable architecture creates even greater profitability by enabling multiple services to be delivered over the PPC service delivery platform.

Management believes that PPC is primed to swiftly react to the ever-changing healthcare industry. Unlike the costly, capital-intensive and stand-alone products offered by our industry competitors, PPC's sophisticated platform offers flexible solutions and functionalities that are universal enough to have broad appeal while still allowing for a level of customization that is necessary to integrate with a hospital's existing legacy system, and at an affordable cost. Our flexible platform also enables the healthcare providers to fulfill the government's newest mandates for a full "continuum of care" from the hospital to the home. This unique ability enables PPC to present a tailored solution to our customers at a cost-effective price and will dramatically enhance our ability to capture significant market share nationwide.

PPC's expertise is its ability to create win-win opportunities for hospitals and patients by clearly defining customized, flexible, and integrated healthcare solutions with measurable results. PPC enables hospitals to improve patient flow, enhance patient satisfaction, and create long-term relationships with patients as they move from hospital to home. In so doing, hospitals gain productivity and efficiency enhancements, reduce the burden on staff and increase cash flow by optimizing reimbursements from third-party sources.

LIQUIDITY AND CAPITAL RESOURCES

As shown in the above financial statements, the Company incurred a net loss of ($401,408) during the year ended December 31, 2006 and ($2,181,025) during the year ended December 31, 2007. The Company plans to raise more capital through public or private financing, through the issuance of its common stock, the issuance of debt instruments, including debt convertible to equity, or otherwise attain financing, which if available, it cannot be certain such financing will be on attractive terms. Should the Company obtain more capital, in turn, it may cause dilution to its existing stockholders and providing the company can obtain more capital, it cannot be assured to ultimately attain profitability.  However, management expects that the acquisitions in November, 2007 of our TB&A Hospital Television, Inc. subsidiary and additional hospital service contracts will, when results of operations are reported on a quarterly and annual basis for calendar year 2008, significantly increase the revenues, profitability, and liquidity of the Company.

The Company intends to continue its efforts to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2008 and to continue its product development efforts and adjust its operating structure to reduce losses and ultimately attain profitability. Management's plans in this regard include, but are not limited to, the increase in business operations which it expects from the acquisition of additional retail hospital contracts by our Patient Portal Connect subsidiary and the continuing roll-out of its product line to its existing and future customer base.  We also expect to see significant growth in the revenues of our TB&A Hospital Television, Inc. subsidiary during 2008 both through new contracts and through the sale of new flat-screen television equipment to our existing customer base.

Management believes that actions presently being taken will generate sufficient revenues to provide cash flows from operations and that sufficient capital will be available, when required, to permit the Company to realize its plans. However, there can be no assurance that this will occur. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Because our business is evolving and changing, particularly regarding our recent acquisitions and the Dutchess financing transaction, our operating cash flow will be significantly increased from past results, and past operations are not a good gauge for anticipating future operations.

INFLATION

The rate of inflation has had little impact on the Company's results of operations and is not expected to have a significant impact on continuing operations.

BUSINESS

GENERAL OVERVIEW

The Company is a Delaware corporation which was originally organized on November 22, 2002 as Suncoast Naturals, Inc. and commenced business operations in January, 2003. Pursuant to a Registration Statement filed in accordance with the Securities Act of 1933, as amended, and declared effective by the Securities and Exchange Commission on July 3, 2004, the Company in October, 2004 distributed 499,282 Shares of its Common Stock to shareholders of record of The Quigley Corporation.

On December 8, 2006, we  acquired 100% of the capital stock of Patient Portal Connect,  Inc. of Palm Beach Gardens,  FL through the issuance of  17,500,000  shares of Common  Stock of the  Company to the  shareholders  of Patient Portal Connect,  Inc. in a tax-free share exchange.  As a result of this transaction,  Patient  Portal  Connect,  Inc. (hereinafter referred to as “PPC”) became a  wholly-owned  operating subsidiary of the Company.

Through this acquisition of PPC, we became a leading provider of innovative  technology solutions for healthcare institutions.  The company's products and services utilize a state-of-the-art proprietary software platform that controls bedside patient communications by converting existing television infrastructure into an intelligent network. The company uses their technology to create a communication portal that allows many third parties to communicate and exchange information in a cost effective way. This solution allows the company to offer many services that optimize patient satisfaction and outcomes, reduces administrative costs, and maximizes reimbursement for their customers.

To provide funds for acquisition purposes, on November 1, 2007, we entered into a $7,000,000 convertible debenture agreement with Dutchess Private Equities Fund, LTD (“Dutchess”). If Dutchess elects to convert its debentures (the “Debentures”) into shares of common stock, par value $0.001 (the “Common Stock”) of the Company, the conversion price for their shares of Common Stock will be at a maximum price of $.46 per share but may fluctuate at a substantial percentage discount (15%) to fluctuating market prices.  As a result, the number of shares issuable to Dutchess, upon conversion of the Debentures could be potentially materially adverse to current and potential investors. Dutchess’ overall ownership at any one moment is limited to 4.9% of the outstanding shares of Common Stock in accordance with the financing documents. However, Dutchess is free to sell any shares into the market, which have been issued to them, thereby enabling Dutchess to convert the remaining Debentures or exercise additional Warrants into shares of Common Stock.

November 2, 2007, we acquired 100% of the capital stock of  TB&A Hospital Television, Inc. (hereinafter "TB&A") for a purchase price of $3,875,000 in cash and $400,000 in assumed debt. The consideration issued in the stock purchase was determined as a result of arm's-length negotiations between the parties.

Following this acquisition, we are carrying on the business operations of TB&A as a wholly-owned subsidiary. Prior to the stock purchase, there were no material relationships between us and TB&A or any of our respective affiliates, directors or officers, or any associates of the respective officers or directors.

The Company's offices are located at 8276 Willett Parkway, Suite 200, Baldwinsville, New York 13027. The telephone number is (888) 774-3579. The Company's website is www.patientportal.com.

OUR PLAN OF OPERATIONS

Our Company, through its operating subsidiaries, Patient Portal Connect, Inc. (PPC) and TB&A Hospital Television, Inc., is well positioned to be the premier provider of information and communication based solutions in the healthcare industry. Having developed the industry's newest, leading-edge communication/information platform for the healthcare industry, PPC is poised to capture a significant  segment of the multi-billion  dollar healthcare market. Its proprietary systems were developed in close coordination with hospital industry partners to provide multi-layer functionality across a wide spectrum of critical patient-centric workflows that result in immediate improvements in cost savings, patient outcomes, and revenue growth for hospitals.  Our systems and solutions are designed to integrate with existing hospital systems and processes to improve outcomes in today's healthcare environment.

The company’s technology allows it to leverage the hospitals existing television and cable infrastructure to create a communication portal for patients and third parties.

Nationwide, the demand for more customized healthcare has resulted in a greater need for improved productivity, efficiency, and customer service in hospitals and other healthcare institutions. We have has pioneered the development of integrated software applications that combine  technology and industry expertise with unique customization designed to better manage the hospital/patient relationship and improve hospital operational processes. Further, our solutions enable hospitals to achieve compliance with strict government mandates that affect reimbursements by requiring measured improvements in productivity, efficiency, and patient satisfaction. Our proven technologies provide tremendous economic benefit for healthcare providers.

We intend to rapidly gain market share by leveraging strategic relationships and by acquiring companies with existing hospital contracts. Our acquisition strategy will enable us to achieve greater profitability, grow rapidly, and quickly gain first-mover advantage. Our proprietary technology platform allows us to create additional revenue streams with minimal cost by accessing enhanced service modules as market demand changes.  This scaleable architecture creates even greater profitability by enabling multiple services to be delivered over our service delivery platform.

We believe that our Company is primed to swiftly react to the requirements of an ever-changing healthcare industry. Unlike the costly, capital-intensive and stand-alone products offered by our industry competitors, our sophisticated technology platform offers flexible solutions and functionalities that are universal enough to have broad appeal while still allowing for a level of customization that is necessary to integrate with a hospital's existing legacy system, and at an affordable cost. Our flexible platform also enables the healthcare providers to fulfill the government's newest mandates for a full "continuum of care" from the hospital to the home. This unique ability enables us to present a tailored solution to our customers at a cost-effective price and will dramatically enhance our ability to capture significant market share nationwide.

Our Company’s expertise in creating win-win opportunities for hospitals and patients by clearly defining customized, flexible, and integrated healthcare solutions with measurable results. Our products and services enable hospitals to improve patient flow, enhance patient satisfaction, and create long-term relationships with patients as they move from hospital to home. In so doing, hospitals gain productivity and efficiency enhancements, reduce the burden on staff and increase cash flow by optimizing reimbursements from third-party sources including Medicare and private insurers.

The company has adopted a multi year subscription revenue model that is based on patient interactions. They have long term contracts with third parties that pay the company on a per patient basis based upon a variety of factors. This approach provides the company with an ability to increase revenue as patient flow and services increase.

PATIENT PORTAL PRODUCTS AND SERVICES

Many hospitals are plagued with decentralized workflows and vertical silos of information that create redundant, costly processes and a disjointed patient experience. Competition and consumers are demanding change. There is increasing need to improve communication with the patient before, during and after their hospital stay. To accomplish this, hospitals need better systems and information services to assist them in meeting their goals.

Our strategy is establishing hospital relationships that utilizes our proprietary technology platform. This platform utilizes the existing television and cable infrastructure to caret a communication portal that can be delivered to the patient bedside. This portal can be utilized by any number of third parties including the hospitals, drug and heath companies, patient education services and family members creating numerous revenue possibilities.

Our core system was created as an outcome  of working  with our  hospital  partners in a live  laboratory  to  create a solution  that is  cost-effective, scalable, and allow for seamless and transparent integration into the hospital's legacy systems and culture.

The following is a brief description of some of the principal products and services which we deliver to our customers utilizing the information and power of the communication portal platform:

HealthCast (TM) Patient Network System: As part of our healthcare services package, we are aggressively marketing the newly-developed HealthCast Patient Network System under an exclusive technology license from Omnicast, Inc specifically for the healthcare industry.  We believe that HealthCast will fundamentally change the way patient communications at the bedside are managed leading to significant revenue opportunities. HealthCast is the first suite of customized hospital television channels that invites viewers to interact with channel programming and delivers condition-specific content directly to a patient's TV, IP phone, or home computer.  HealthCast features an exclusive digital signage platform that promotes an unparalleled level of communication by simultaneously showing video, an information scroll, and additional customized messaging to a single patient, certain patient groups, or to specific areas of the hospital.  HealthCast is the only patient network that puts the hospital in control of multiple information streams for an unprecedented level of communication and education for patients and families.  In addition, HealthCast's proprietary platform captures viewing metrics so hospitals can document educational content delivery for pay-for-performance reimbursement, and commercial sponsors can respond to patient viewing habits.

HealthCast's Foundation Channel, Education Services Channel, and MyMail station present personalized content to specific patients.  In turn, patients have opportunities to interact with the multimedia platform to respond to channel content, such as with live auctions on the Foundation Channel, text messaging or E-Greetings on MyMail, or by answering questions to win prizes after watching condition-specific educational programming.  The Foundation Channel promotes fundraising events and announcements with celebrity endorsements and national sponsorship.

MedEx: The Company provides a turn key solution to hospitals that improves the management and hand-off of prescription drugs when patients are discharged. The company controls and manages the process of providing the patient free home delivery for prescription drugs, within four hours of being discharge. This service is provided in conjunction with national or regional drug fulfillment companies. This service also provides an opportunity to extend the patient relationship into the home environment. The service is provided on a per patient basis for both inpatients as well as outpatients.

Instant Response Line:   An interactive, live response solution that enables patients to log a non-medical need, which is electronically transferred to an appropriate hospital department for resolution in a timely fashion.  Putting the hospital in proactive mode, improves interdepartmental communication, and adds an unparalleled level of customer service for the patient.  A key element to the success of this system is time-stamped reporting that allows administrators to see how quickly and efficiently their staff responds.  Administrators can request immediate notification regarding certain calls for direct intervention and response.  Instant Response Line provides a single point of contact for all patient problems and leads to greater patient satisfaction.

Quick Pulse Surveys:   Quick inpatient surveys allow hospital administrators to keep their "finger on the pulse" of what patients are thinking while in house--a vastly different concept from industry standard post-discharge surveys hospitals typically employ.  This customized service focuses on finite issues, allowing the hospital to direct specific, timely solutions.  A key differentiator between our service and competing survey services is our ability to collect patient response data in real time while the patient is still involved in the experience.  The data is also made available in real-time with follow-up analysis available so hospitals can benchmark and measure improvements, putting the hospital in compliance with pay-for-performance government initiatives.

VIRTUAL NURSE(TM) MARKETING AGREEMENT

In April, 2007, we acquired a 9% minority interest in Virtual Nurse, Inc.  of Palm Beach Gardens, FL, and entered into a joint Marketing Agreement to introduce Patient Portal and Virtual Nurse(TM) services to healthcare institutions throughout the United States.

Virtual Nurse's mission is to provide healthcare organizations with efficient, cost-effective nursing solutions.  It offers the highest quality of care through experienced, skilled, productive, and motivated nurses who benefit from the convenience of working at home on a flexible time schedule.  As a result, it is able to give healthcare facilities assurance that every patient receives condition-specific education before entering their facilities and ensure that every assessment has been carefully documented and delivered on time.

Virtual Nurse's “PASS” (Pre-Admission Screening Services) program fulfills a critical need in the healthcare industry as expenditures continue to increase and nursing shortages become greater Virtual Nurse offers the expertise of registered nurses without the challenges or costs of adding on-site staff.  Virtual Nurse's RNs perform the administrative medical screening tasks usually conducted by registered nurses in a healthcare facility, with one important distinction: their RNs are dedicated to this service seven days a week, including extended hours, while hospital nurses attempt to contact patients during abbreviated calling hours.

Virtual Nurse enables healthcare providers to reallocate all available RNs to medical areas where they are needed most, free from the time-consuming administrative responsibilities of calling patients and coordinating paperwork.  Further, the perception to patients is that the healthcare facility is the service provider.  Therefore, the healthcare facilities gain improved patient care and satisfaction, superior customer service, and enhanced brand image.

COMPETITION

Our Company’s markets are extremely competitive and are subject to rapid technological change. We believe that our Company is unique in the healthcare industry because we are positioned to provide services and products across the entire patient-service spectrum.  Our competitors typically focus products on specific market niches that address a finite need within the industry.  We approach the market with more innovation and versatility. Our services coordinate multiple processes toward improved productivity and communication between various stakeholders.

The competition that we face in this healthcare services marketplace can be broken down into two different company types:

Small Niche Competitors: The competition in this category is comprised of smaller companies offering few very specific products. They focus on one or two areas, such as providing patient education information or administrative services. Some of the competitors in this area include Get Well Network, Allen Technologies, Skylight Systems, Beryl, and TeleTracking.  Most companies in this category have a very small hospital base (ten or fewer). Patient Portal Connect has a unique advantage vis-à-vis the small-niche competitors because we offer revenue-generating opportunities across a full continuum of care instead of a stand-alone application, 24/7 integration with our Patient Contact Center, access to an extensive customer base, and a long history serving hospitals and patients.

Large Technology-based Providers: The large technology-based providers typically offer very expensive and complex systems that deliver a variety of administrative services at high cost. Companies such as Siemens and Hill-Rom are in this category. Although the product set is enticing, to date they have sold few services due to the cost, complexity of integration, and the amount of system wide change required to sustain the services. Our technology allows us to integrate new products easily without requiring a cultural shift or debt load. Patient Portal Connect focuses on rapidly deploying less expensive, user-friendly services compared to the competition.

RESEARCH AND DEVELOPMENT

The Company employs a multiple product and services sourcing strategy that includes internal software and hardware development and licensing from third parties.  In the future, Company strategy may also include acquisitions of technologies, product lines or companies.

As part of our business strategy to reduce direct costs and improve margins, elements of some of the Company’s products and services are licensed from third parties.  Our main outsourcing activities are related to both developing new modules for our software, and marketing and supporting our product.  While our business depends somewhat on our ability to outsource, we are not dependent on any one contractor or vendor.

In the future, the Company may affect select strategic acquisitions to secure certain technology, people and products which complement or augment overall product and services strategy.  Both time-to-market and potential market share growth, among other factors, are considered when evaluating acquisitions of technologies, product lines or companies.  Management may acquire and/or dispose of other technologies and products in the future.

As a technology and services Company, we realize that we must maintain our investment in research and development to design both new, experimental products and marketing campaigns.  Management anticipates incurring additional research and development expenditures as its business grows and adequate cash flow becomes available to fund such costs.

EMPLOYEES

As of March 31, 2008, the Company and its affiliates had approximately 50 full time employees.We also have a comprehensive National Master Dealer Agreement with VOX Technologies, Inc., through which we utilize over one hundred independent dealer representatives throughout the United States to market the Company's products and services to healthcare institutions on a commission-only basis.  In addition, we have a long-term contract to out-source our 24/7 Operator Call Center and Data Management Services with Worldnet Communications, Inc. of Syracuse, NY.

PROPERTY

As of December 31, 2007, the principal property assets of the Company consisted of hospital telecommunications services contracts, furniture, fixtures and computer and network equipment owned by our wholly-owned subsidiaries Patient Portal Connect, Inc. and TB&A Hospital Television, Inc.

During the year ended December 31, 2007, the Company had no equipment leases in effect.  The Company paid a portion of real estate leases on four properties representing primary office space and company apartments in Palm Beach Gardens, FL and Baldwinsville, NY.  The future minimum non-cancelable lease payments under leases are $93,427.29, $89,640.00, and $87,840.00 for the three years ended December 31, 2007, 2008, and 2009 respectively.  The minimum lease payments for years 2010 through 2015 are $82,240.00 per year.  The minimum lease payments for 2016 are $21,060.

LEGAL PROCEEDINGS

From time to time, we are involved in routine legal matters incidental to our business.  In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on our financial position, results of operations or liquidity.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information concerning each of the directors and executive officers of the Company as of July 15 , 2008:

Name	Age	Position	With Company Since
Kevin Kelly	47	President, CEO	2006
Daniel Coholan	50	Vice President, Director	2006
Thomas Hagan	66	Secretary, Director	2003
David Wolf	46	Chief Operating Officer	2006

KEVIN KELLY

Kevin Kelly is Chairman of the Board of Directors and the President and Chief Executive Officer of the Company, and formerly was Chief Executive Officer of Patient Portal Connect, Inc.  In this role, Mr.  Kelly is responsible for strategic planning, developing tactical alliances, and assuring synergy between the business plan and operations.  Mr.  Kelly is responsible for establishing the company direction.  He has led the market analysis, financial, business planning, and implementation teams to assure a successful, fully integrated product launch.  His vision and expertise helped position the launch of our innovative healthcare services, which are truly unique in the industry.  Prior to joining Patient Portal Connect, Mr.  Kelly served as co-founder, vice chairman of the board, and executive vice president for Worldnet Communications, Inc., d/b/a TMS since 2001.  Under Mr.  Kelly's direction, TMS increased per patient revenue by 25 percent, while also increasing profit margins by 30 percent.  In 1995, Mr.  Kelly co-founded Telergy with his brothers.  During his five-year tenure with the company, he was responsible for financial planning, strategic direction, and developing the structures for the highly successful energy partnerships.  Mr.  Kelly grew the company from a start-up to a company that raised more than $600 million in capital, built the fifth largest fiber network in the country, employed more than 650 employees, and helped create a private valuation of $2.5B.  Mr.  Kelly also helped secure more than $400 million in contract sales.  He is a graduate of LeMoyne College with a degree in Industrial Relations.

DANIEL COHOLAN

Daniel F.  Coholan is a Director of the Company, and was a co-founder of Patient Portal Connect, Inc.  Mr.  Coholan's 25-year career in the healthcare industry has encompassed an expansive spectrum of leadership roles and advisory positions.  In 1980, Mr.  Coholan founded De-Tec Anesthesia Detection Services, Inc.  a nationally recognized distributor of anesthesia and anesthesia-related equipment for hospitals, sub-acute care facilities, and veterinary practices.  As President and CEO of De-Tec, Mr.  Coholan was honored five times as national distributor of the year for Draeger, Inc., and De-Tec was listed as one of Inc.  magazine's fastest-growing privately-held companies to watch in 1990.  At the helm of De-Tec, Mr.  Coholan created unique sales and marketing initiatives for De-Tec's product lines, which secured a customer base of more than 500 hospitals.  His professional expertise in establishing and developing marketing strategies has made him a sought-after consultant in the healthcare industry.  Mr.  Coholan also founded Shameg Development, a multi-million dollar real estate development company.

THOMAS HAGAN

Mr.  Hagan has been appointed as Acting Chief Financial Officer in addition to serving as Secretary and a Director of the Company and brings to the Company a strong background in marketing, manufacturing and general management.  He will be responsible for working with management to develop a comprehensive plan for the Company's business operations.  Mr.  Hagan served as President of The Dorette Company, a manufacturer of point of purchase advertising products company, from January, 1987 until October, 2002, and was responsible for a ten-fold increase in sales at that company during his tenure.  His prior business experience includes management positions at General Electric Company in Cleveland, Philadelphia and Schenectady from 1960 to 1970.  As a management consultant at McKinsey & Company from 1970 to 1973, he developed and managed marketing programs for numerous sales representative organizations, trade shows, key accounts and national accounts.  Mr.  Hagan is a graduate of Boston College School of Management, and received his Masters in Business Administration Degree from Case Western University.  He has also served as a Captain in the U.S.  Army Corps of Engineers.

DAVID WOLF

David Wolf is the Chief  Operating  Officer of the Company  Mr. Wolf has more than 22 years of healthcare and communications network experience in a variety of executive management and engineering roles.  Mr.  Wolf is a co-founder of Patient Portal Connect.  Most recently, he was vice president of corporate development for TMS, a leading provider of patient communications management services.  Mr.  Wolf joined Worldnet Communications d/b/a TMS in 2001.  In his role as vice president of corporate development, Mr.  Wolf is responsible for developing the business strategy, network plan, network design, technology selection, procurement, implementation and on-going support for a variety of customers.  He has assisted in transitioning the company from a transaction-based platform to a fully integrated contact management center.  Prior to joining TMS, Mr.  Wolf was Chief Technology Officer at Telergy, a provider of business telecommunications and diverse optical network solutions, from late 1997 to November 2001.  At Telergy, he was responsible for designing, implementing and operating all network services, data storage facilities and high speed data platforms.  He also was responsible for managing and maintaining the entire 3000 mile fiber optic network.  He was also responsible for implementing the first DSL platform with Nortel, the first networked video on demand platform with EMC, and developed the first digital central casting network for Clear Channels.  In addition, he spent 14 years with Verizon in a variety of engineering and management roles.  Most notable during his Verizon tenure was the two years he spent with the Advanced Customer Network department designing the most complex customer networks including the NY State Lottery Network, the first ACD-based, 911 Center, several distance learning networks, and multiple remote diagnostic healthcare networks.  Mr.  Wolf received his Bachelors of Technology degree in chemical engineering from the University of Dayton in 1983, and graduated with honors from Chapman Universities MBA program in1996.  Mr.  Wolf is also an adjunct professor at Syracuse University and a member of the board of directors of the Empire Federal Credit Union.

Audit Committee

The Company does not have an Audit Committee and the full Board acts in such capacity for the immediate future due to the limited size of the Board, which consists of three members.  The Company intends to increase the size of its Board to seven members and to appoint an Audit Committee during 2008.

The Audit Committee will be empowered to make such examinations as are necessary to monitor the corporate financial reporting and the external audits of the Company, to provide to the Board of Directors (the “Board”) the results of its examinations and recommendations derived there from, to outline to the Board improvements made, or to be made, in internal control, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

Compensation Committee

The Company does not have a Nominating Committee and the full Board acts in such capacity for the immediate future due to the limited size of the Board, which consists of three members. The Company intends to increase the size of its Board to seven members and to appoint a Compensation Committee during 2008.

The compensation committee will be authorized to review and make recommendations to the Board regarding all forms of compensation to be provided to the executive officers and directors of the Company, including stock compensation, and bonus compensation to all employees.

Nominating Committee

The Company does not have a Nominating Committee and the full Board acts in such capacity.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers and persons who beneficially own more than ten percent (10%) of a registered class of its equity securities, file with the SEC reports of ownership and changes in ownership of its common stock and other equity securities. Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us or written representations that no other reports were required, the Company believes that, during 2005 and during 2006 to date, all filing requirements applicable to its executive officers, directors, and greater than ten percent (10%) beneficial owners were met.

Code of Ethics

In December, 2006, the Company adopted a Code of Ethics.

EXECUTIVE COMPENSATION

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers and Directors below for the fiscal years ended December 31, 2007  and  2006.  The following table summarizes all compensation for fiscal year 2007 received by our Chief Executive Officer, and the Company’s two most highly compensated executive officers who earned more than $100,000 in fiscal year 2007.

SUMMARY COMPENSATION TABLE

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
			(1)	(2)	(3)
Name and Principal Position	Year	($)	($)	($)	($)	($)

KEVIN KELLY	2007	$90,000	$0		$13,213	$103,213
	2006	$90,000	$0		$12,917	$102,917

DANIEL COHOLAN	2007	$48,923	$0		$2,975	$51,898
	2006	$11,573	$0		$2,706	$14,279

THOMAS HAGAN	2007	$0	$0		$6,000	$6,000
	2006	$0	$0		$14,167	$14,167

ROBERT BAREN	2007	$145,393	$0		$503	$145,896
	2006	$129,191	$0		$503	$129,694

TOM BRUNSKOLE	2007	$145,393	$0		$8,950	$154,343
	2006	$137,009	$0		$8,081	$145,090

(1) Bonuses paid pursuant to the Company attaining specified sales and net income goals. There were no bonuses paid during 2007 and 2006.

(2) There were no option awards during 2007 and 2006.

(3) The value of attributable personal benefits for each Named Executive Officers of the Company such as; insurances for life, health, dental and disability.. Additionally, there was no additional compensation from Stock Awards; Change in Pension Value and Nonqualified Deferred Compensation Earnings or Non-Equity Incentive Plan Compensation.

EMPLOYMENT AGREEMENTS

As of July 15 , 2008 , the Company had no Employment Agreements in effect.

PRINCIPAL STOCKHOLDERS

(a) Security Ownership of Management - the number and percentage of shares of common stock of the Company owned of record and beneficially, by each officer and director of the Company and by all officers and directors of the Company as a group, and all shareholders known to the Company to beneficially own 5% or more of the issued and outstanding Shares of the Company, is as follows as of June 30, 2008 .  Unless otherwise shown, the address for each Shareholder is 8276 Willett Parkway, Baldwinsville, NY 13027:

Name and Address of Owner	Position	Amount and Nature of Beneficial Ownership		Percent of Class After Offering (3)

Kevin Kelly (1)	President & Director	2,666,666	Owner	7.4%

Thomas Hagan (1)	CFO, Sec. & Director	240,000	Owner	< 1%

Daniel Coholan (1)	VP and Dir.	2,666,666	Owner	6.4%

Brian Kelly (1)	Shareholder	2,666,666	Owner	6.4%

William Kelly (1)	Shareholder	2,666,666	Owner	6.4%

Vicki Ramundo	Shareholder & Counsel	2,666,666	Owner	6.4%

David Wolf	Chief Op. Officer	2,666,666	Owner	6.4%

TOTAL OFFICERS, DIRECTORS & SIGNIFICANT SHAREHOLDERS AS A GROUP:		16,239,996		44.5%

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company either owned directly or deemed to be beneficially owned by them.  The percentage for each beneficial owner listed above is based on 36,120,707 shares outstanding on June 30, 2008 , with respect to each such person holding options or warrants to purchase shares that are exercisable within 60 days after June 30, 2008 , the number of options and warrants are deemed to be outstanding and beneficially owned by the person for computing such person's percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The number of shares indicated in the table include the following number of shares issuable upon the exercise of warrants: Kevin Kelly - 500,000 warrants, Thomas Hagan - 100,000 warrants, Daniel Coholan- 500,000 warrants, Brian Kelly - 500,000 warrants, William Kelly - 500,000 warrants, Vicki Ramundo- 500,000 warrants, David Wolf- 500,000 warrants.

(2) The percentages reflect the 5,433,022 shares registered herein and  issuable to Dutchess Private Equity Fund Ltd. within a sixty-day period pursuant to its convertible Debenture.  This table does not give effect to additional shares which may in the future be issued to Dutchess pursuant to its convertible Debenture or 22,826,086 Common Stock Purchase Warrants held by Dutchess.  Dutchess’ overall ownership at any one moment is limited to 4.99% of the outstanding shares of Common Stock in accordance with the terms of the financing documents. However, Dutchess is free to sell any shares into the market, which have been issued to them, thereby enabling Dutchess to convert the remaining Debentures or exercise additional warrants into shares of Common Stock.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.001 per share and 1,000,000 shares of Preferred Stock, par value $.001 per share. As of December 31, 2007, 36,120,707 shares of Common Stock were issued and outstanding, 1,000,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options, and 15,217,391 shares of Common Stock were reserved for conversion of the Dutchess Debentures, and 27,646,086 shares of Common Stock have been reserved for exercise of outstanding Common Stock Purchase Warrants. In addition, 40,000 shares of Convertible Redeemable Preferred Stock were issued and outstanding.

COMMON STOCK

Voting, Dividend and Other Rights. Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to the stockholders for a vote. Holders of shares of Common Stock will have no preemptive, subscription or conversion rights. Our Board will determine if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the Common Stock. Our declaration of any cash dividends in the future will depend on our Board’s determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, the Company has not declared or paid any dividends and has no plans to pay any dividends to the stockholders.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the Preferred Stock to receive preferential distributions, each outstanding share of Common Stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of Common Stock constitute a quorum at any meeting of the stockholders. A plurality of the votes cast at a meeting of stockholders elects our directors. The Common Stock does not have cumulative voting rights.

As discussed on pages 11 of the Prospectus, in “Risks Related to Our Stock Being Publicly Traded,” you may experience substantial dilution if Dutchess converts its Debentures into Common Stock of the Company. Since the Conversion Rate fluctuates at a substantial percentage discount (15%) to fluctuating market prices, the number of shares issuable to Dutchess, upon conversion of the Debentures, is potentially limitless. The following table demonstrates the number of Common Shares of our stock issuable to Dutchess upon conversion of their Debentures under the Maximum Conversion Price as defined in the Debenture Agreement and under 3 different declining Enigma stock price scenarios:

Sensitivity Analysis of Number of Common Shares issuable to Dutchess at selected Conversion Prices assuming conversion of
all Debentures held by Dutchess for $7 million face value

Conversion Price and Market Price Benchmarks	# of potential Common Shares issuable to Dutchess
Maximum Conversion Price of $0.46	15,217,391
Conversion Price of $.30 (assuming 25% drop in average market price from Maximum Conversion Price to $.35)	23,333,333
Conversion Price of $.20 (assuming 50% drop in average market price from Maximum Conversion Price to $.23)	35,000,000
Conversion Price of $.10 (assuming 75% drop in average market price from Maximum Conversion Price to $.12)	70,000,000

Dutchess’ overall ownership at any one moment is limited to 4.99% of the outstanding shares of Common Stock in accordance with the financing documents. However, Dutchess is free to sell any shares into the market, which have been issued to them, thereby enabling Dutchess to convert the remaining Debentures or exercise additional warrants into shares of Common Stock.

CONVERTIBLE REDEEMABLE PREFERRED STOCK

Redemption By The Company.  The Company shall have the sole right to redeem the shares of Class A Stock at any time following the date of issuance.  The Redemption Price for each share shall be $12.50 per share plus an interest factor which shall accrue from the date of issuance through the date of redemption.  The interest rate shall be a fixed annual rate of 10%.

Voting, Dividend and Other Rights.  The holders of shares of Preferred Stock shall have no voting rights.  With respect to the payment of dividends and other distributions on the capital stock of the Company, other than the distribution of the assets upon a liquidation, dissolution or winding-up of the affairs of the Company, the Preferred Stock shall rank: (i) senior to the Common Stock of the Company, (ii) senior to any new class or series of stock of the Company that by its terms ranks junior to the Preferred Stock, or that does not provide any terms for seniority, as to payment of dividends, or (iii) on a parity with any new class or series of stock of the Company that by its terms ranks on a parity with the Preferred Stock.  The holders of the Class A Stock shall be entitled to receive in preference to the holders of the Company’s Common Stock, when, as and if declared by the Company Board of Directors, annual dividends at the rate of $.10 per share and no more.  Dividends on the Class A Stock shall be cumulative, and declared but unpaid dividends shall not bear interest.

Rights Upon Liquidation.  With respect to the distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the Preferred Stock shall rank (i) on a parity the Common Stock, (ii) senior to any new class or series of stock of the Company that by its terms ranks junior to the Preferred Stock, or that does not provide any terms for seniority, as to distribution of assets upon liquidation, dissolution or winding-up, (iii) on a parity with any new class or series of stock of the Company that by its terms ranks on a parity with the Preferred Stock as to distribution of assets upon liquidation, dissolution or winding-up of the Company and (iv) with the consent of the holders of all of the then outstanding shares of the Preferred Stock, junior to any new class of stock of the Company that by its terms ranks senior to the Preferred Stock as to distribution of assets upon liquidation, dissolution or winding-up of the Company.

Conversion Rights.  The holders of the Preferred Stock shall have the right at any time prior to redemption to convert their shares of Preferred Stock into shares of the Company’s Common Stock at a conversion price of $1.00 per share.

In the event that the outstanding shares of Common Stock shall be subdivided into a greater number of shares, and no equivalent subdivision or increase is made with respect to the Preferred Stock, the conversion price, concurrently with the effectiveness of such subdivision or other increase, be proportionately decreased.  In the event that the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, and no equivalent combination or consolidation is made with respect to the Preferred Stock, the conversion price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

TERMS OF THE DUTCHESS FINANCING

On November 1, 2007, the Company entered into a Subscription Agreement with Dutchess Private Equity Fund, LTD (“Dutchess”).  The Subscription Agreement includes customary representations, warranties and covenants by the Company and the Purchasers, and contained provisions for Registration Rights and the issuance of Common Stock Purchase Warrants to the purchaser.  The description of the Subscription Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement incorporated herein by reference.  The general terms of the Dutchess financing are as follows:

12% Convertible Debenture

The Company sold and issued a 12% Senior Secured Convertible Debenture to Dutchess.

The principal terms of this Debenture are:

(a) The closing of the financing transaction shall be deemed to have occurred on November 1, 2007 simultaneously with the acquisition by Company of TB&A Hospital Television, Inc. and the purchase of certain hospital contracts from Worldnet Communications, Inc. The Company shall pay twelve percent (12%) interest per annum on the unpaid principal amount of the Debenture at such times and in such amounts as outlined in the Debenture.

(c) As long as Holder owns the Debenture, Holder shall have the right, to change the terms for the balance of the Debenture it then holds, to match the terms of any other offering of securities made by Company.

(d) Holder shall fund (i) five million seven hundred fifty thousand dollars ($5,750,000) upon the Closing, and an additional (ii) one million two hundred fifty thousand dollars ($1,250,000) upon the filing of a Registration Statement with the SEC.

(e) Holder will be granted a security interest in all of Company's and its Subsidiaries' assets, currently owned or hereinafter acquired, (as defined in Schedule 3(a) of the Subscription Agreement), as more fully set forth in the Security Agreement.

(f) The Company shall pay a twelve percent (12%) annual coupon on the unpaid amount of the Debenture, commencing December 1, 2007 and continuing while there is an outstanding balance on the Debenture, in an amount equal to the interest on the balance on the Debenture.

(g) Conversion Rights of the Holder:

Holder of this Debenture, subject to Article 2 of the Debenture, shall have the right to convert (a "Conversion") any and all amounts owing under this Debenture into shares of common stock of Company, par value $0.001 per share (the "Common Stock"), at any time following the Closing Date (as such term is defined in that certain Subscription Agreement, of even date herewith, by and between Company and Holder but which is before the close of business on the Maturity Date, except as set forth in Section 3.2(c) of the Debenture.  The number of shares of Common Stock issuable upon the Conversion of this Debenture is determined pursuant to Section 3.2 pf the Debenture and rounding the result up to the nearest whole share.

This Debenture may only be converted, whether in whole or in part, in accordance with Article 3 of the Debenture.

In the event all or any portion of this Debenture remains outstanding on the Maturity Date, the unconverted portion of such Debenture shall automatically be converted into shares of Common Stock on such date in the manner set forth in Section 3.2 of the Debenture.

Common Stock to be Issued.  Upon Holder's Conversion of any Debenture, Company shall issue the number of shares of Common Stock equal to the Conversion.  If, at the time of Conversion, the Registration Statement has been declared effective, Company shall instruct its transfer agent to issue stock certificates without restrictive legend (other than a legend referring to such Registration Statement and prospectus delivery requirements) or stop transfer instructions.  If, at the time of Holder's Conversion, the Registration Statement has not been declared effective, Company shall instruct the transfer agent to issue the certificates with an appropriate legend.  Company shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to this Debenture.  Company represents and warrants to Holder that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be otherwise set forth herein.

Conversion Price.  Holder is entitled to convert the unpaid Face Amount of this Debenture, plus accrued interest, any time following a Closing Date, at the lesser of the following prices (each (i) and (ii) being the "Conversion Price"): (i) eighty-five percent (85%) of the lowest closing bid price of the Common Stock during the twenty (20) trading days immediately prior to a Conversion Notice; or (ii) 46/100 U.S.  dollars ($0.46) ("Maximum Conversion Price").  No fractional shares or scrip representing fractions of shares will be issued upon Conversion, but the number of shares issuable shall be rounded up, in the event of a partial share, to the nearest whole share.  Holder shall retain all rights of Conversion during any partial trading days.

Maximum Interest.  Nothing contained in this Debenture shall be deemed to establish or require Company to pay interest to Holder at a rate in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid exceeds the maximum rate permitted by applicable law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under applicable law and such excess, if so ordered, shall be credited on any remaining balances due to Holder.  In the event that the interest rate on this Debenture is required to be adjusted pursuant to this Section 3.2(d), then the parties hereto agree that the terms of this Debenture shall remain in full force and effect except as is necessary to make the interest rate comply with applicable law.

Limitation on Issuance of Shares.  If Company's Common Stock becomes listed on the Nasdaq SmallCap Market after the issuance of this Debenture, Company may be limited in the number of shares of Common Stock it may issue by virtue of (A) the number of authorized shares or (B) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the "Cap Regulations").  Without limiting the other provisions thereof: (i) Company will take all steps necessary to issue the Conversion Shares without violating the Cap Regulations, and (ii) if, despite taking such steps, Company cannot issue such Conversion Shares without violating the Cap Regulations or Holder cannot convert as a result of the Cap Regulations (each such Debenture, an "Unconverted Debenture") Holder shall have the right to elect either of the following options:

(a) if permitted by the Cap Regulations, require Company to issue shares of Common Stock in accordance with Holder's Notice of Conversion at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any five (5) consecutive Trading Days (subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) Trading Days immediately preceding the Conversion Date; or

(b) require Company to redeem each Unconverted Debenture for an amount (the "Redemption Amount"), payable in cash, equal to the sum of (i) one hundred thirty-three percent (133%) of the principal of an Unconverted Debenture, plus (ii) any accrued but unpaid interest thereon through and including the date on which the Redemption Amount is paid to Holder (the "Redemption Date").

Holder may elect, without limitation, one of the above remedies with respect to a portion of such Unconverted Debenture and the other remedy with respect to other portions of the Unconverted Debenture.  The Unconverted Debenture shall contain provisions substantially consistent with the above terms, with such additional provisions as may be consented to by Holder.  The provisions of this Section are not intended to limit the scope of the provisions otherwise included in the Unconverted Debenture.

Limitation on Amount of Conversion and Ownership.  Notwithstanding anything to the contrary in this Debenture, in no event shall Holder be entitled to convert that amount of Debenture, and in no event shall Company permit that amount of conversion, into that number of shares, which when added to the sum of the number of shares of Common Stock beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as may be amended, (the "Exchange Act")), by Holder, would exceed four and ninety-nine one hundredths percent (4.99%) of the number of shares of Common Stock outstanding on the Conversion Date, as determined in accordance with Rule 13d-1(j) of the Exchange Act.  In the event that the number of shares of Common Stock outstanding as determined in accordance with Section 13(d) of the Exchange Act is different on any Conversion Date than it was on the Closing Date, then the number of shares of Common Stock outstanding on such Conversion Date shall govern for purposes of determining whether Holder would be acquiring beneficial ownership of more than four and ninety-nine one hundredths percent (4.99%) of the number of shares of Common Stock outstanding on such Conversion Date.  However, nothing in this Section 3.2(i) shall be read to reduce the amount of principal, Interest or penalties, if any, due to Holder.

The description of the 12% Senior Secured Convertible Debenture contained herein is qualified in its entirety by reference to the document incorporated herein by reference.

Registration Rights Agreement

The Company has entered into a Registration Rights agreement with the purchaser of the Debenture.  The description of the Registration Rights Agreement contained herein is qualified in its entirety by reference to the Registration Rights Agreement incorporated herein by reference.

Common Stock Purchase Warrants

The Company has issued to Dutchess, subject to the terms and conditions set forth in the Warrant Agreement, to purchase from Company up to a total of twenty-two million eight hundred and twenty-six thousand eight-six (22,826,086) shares of the common stock, $0.001 par value per share (the "Common Stock"), of Company (the "Warrant Shares"), at an exercise price equal to 46/100 ($.46) per share (the "Exercise Price").  This Warrant may be exercised on a cashless basis anytime after issuance through and including the fifth (5th) anniversary of its original issuance as noted above (the "Expiration Date"), subject to the following terms and conditions.  The description of the Warrant Agreement contained herein is qualified in its entirety by reference to the Warrant Agreement attached hereto as Exhibit 2.6 and incorporated herein by reference.  In no event shall the Warrant Holder be entitled to exercise the Warrant, and in no event shall the Company permit that amount of conversion, into a number of shares, which when added to the sum of the number of shares of Common Stock beneficially owned by the Holder, would exceed 4.99% of the number of shares of Common Stock outstanding on the date of exercise.

TRANSFER AGENT AND REGISTRAR

The registrar and transfer agent for the Company’s Common Stock is Continental Stock Transfer and Trust Company, 16 Exchange Place, New York, NY 10004.   The Company acts as registrar and transfer agent for the Preferred Stock.

SHARES ELIGIBLE FOR FUTURE SALE

We had outstanding 36,120,707 shares of Common Stock as of the date of this prospectus. All 5,433,022 shares registered pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

(1) 1% of the number of shares of our Common Stock then outstanding; or

(2) the average weekly trading volume of the Company’s Common Stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

Future sales of substantial amounts of our Common Stock in the public market following the Offering, or the possibility of these sales occurring, could affect prevailing market prices for our Common Stock or could impair our ability to raise capital through an offering of equity securities.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the maximum number of shares of Common Stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of December 31, 2007. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Common Stock being registered. Prior to this financing transaction, the Company since its inception has had no prior relationships or financing transactions with the Selling Shareholder, Dutchess Private Equities Fund, LTD.  The Selling Shareholder and its principals are not a broker-dealer or affiliates of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The “Number of Shares Beneficially Owned After Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the Registration Statement, which includes this prospectus. For a detailed description of the Debenture Agreement with Dutchess, whereby the selling stockholders may convert the Debenture into shares of our Common Stock, please see above, “Description of Securities”, page  37 .

Selling Stockholder	Natural Person	Number of Shares Beneficially Owned Prior to Offering (1)	Common Stock issuable upon conversion and exercise of securities forming part of this Offering	Number of Common Stock registered in this Offering	Number of Shares Beneficially Owned After Offering
Dutchess Private Equities Fund, LTD	Michael Novielli, Douglas Leighton (2)	0	5,433,022 (3)	5,433,022	0

(1) Ownership as of December 31, 2007, for the selling stockholders based on information provided by the selling stockholders or known to us.  However, the Selling Shareholders have the right to acquire 5,433,022 shares of the Company’s common stock within a sixty day period pursuant to conversion of their Convertible Debenture, as well as 22,826,086 shares of common stock upon the exercise of Common Stock Purchase Warrants.

(2) Michael Novielli and Douglas Leighton, the Directors of Dutchess Private Equities Fund, LTD share dispositive and voting power with respect to shares held by Dutchess.

(3) Represents 5,433,022 shares of common stock issuable upon conversion of the $2,499,190 of the convertible debenture at maximum price of $.46 per Share.

PLAN OF DISTRIBUTION

The Registration Statement relates to the Offering of 5,433,022 shares of Common Stock owned by Dutchess. Such shares of common stock are not outstanding, but Dutchess beneficially owns the underlying shares because the Debentures can be converted at Dutchess’ election.

The Company will not receive any proceeds from the sale of such shares. The selling stockholders will sell their Common Stock at the prevailing market prices or at privately negotiated prices. These shareholders may be underwriters as defined by the Securities Act.

The selling stockholders have advised us that the sale or distribution of our Common Stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of Common Stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of Common Stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Common Stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of Common Stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this Registration Statement becomes effective;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box after this Registration Statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of Common Stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Common Stock and activities of the selling stockholders.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by William J. Reilly, Esq.

EXPERTS

The financial statements for the years ended December 31, 2006  included in this Prospectus, have been audited by Walden Certified Public Accountant, P.A., independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this Registration Statement, and have been so included in reliance upon the report of this firm given upon its authority as experts in auditing and accounting.   The financial statements for the years ended December 31, 2007  included in this Prospectus, have been audited by Rattray and Associates, CPA, independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this Registration Statement, and have been so included in reliance upon the report of this firm given upon its authority as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.   The legal counsel for the Company, William J. Reilly, Esq., is a stockholder and of the Company and also holds a total of 500,000 Common Stock Purchase Warrants.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

AVAILABLE INFORMATION

We have filed with the SEC a Registration Statement on Form SB-2 (including exhibits) under the Securities Act, with respect to the shares to be sold in this Offering. This prospectus does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to our Company and the Common Stock offered in this prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

We are subject to the information and reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC pursuant to the Securities Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

The Board of Directors
Patient Portal Technologies, Inc .
Baldwinsville, New York

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

I have audited the balance sheet of Patient Portal Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007. These financial statements are the responsibility of the Company’s management.  My responsibility is to express an opinion on these financial statements based on my audit. The financial statements of Patient Portal Technologies, Inc. and subsidiaries as of December 31, 2006 were audited by other auditors whose report dated April 9, 2007, expressed  an unqualified opinion with an explanatory note as it affects going concern.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.  An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly in all material respects, the financial position of Patient Portal Technologies, Inc. and subsidiaries at December 31, 2007  and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

I also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) the effectiveness of internal control over financial reporting as of December 31, 2007, based on criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated April 8, 2008 expressed in unqualified opinion on management’s assessment that Patient Portal Technologies, Inc. and subsidiaries maintains effective internal control and an unqualified opinion that internal control was effective.

/s/ Harris F. Rattray
Harris F. Rattray CPA
Pembroke Pines, Florida
April 14, 2008

PATIENT PORTAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
December 31,

ASSETS
	2007	2006
CURRENT ASSETS:
Cash and Cash equivalents	$406,503	$1,690
Accounts Receivable	1,073,949	1,202
Inventory	81,611	-
Prepaid Expenses	-	27,500
TOTAL CURRENT ASSETS	1,562,063	30,392

PROPERTY, PLANT AND EQUIPMENT, net	3,270,339	822,288

LONG-TERM NOTE RECEIVABLE	276,967	250,000

INTANGIBLES, HOSPITAL CONTRACTS, net	7,070,086	-

MINORITY INVESTMENTS	1,475,000	-

DEBT ISSUANCE COSTS	896,868	-
TOTAL ASSETS	$14,551,323	$1,102,680

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion - long-term debt	$1,175,684	$-
Accounts payable	1,385,083	34,255
Notes payable	752,219	337,317
Other current liabilities	270,337	13,131
TOTAL CURRENT LIABILITIES	3,583,323	384,703

LONG-TERM DEBT, Net of Discount on Convertible Instrument	3,155,286	-

REDEEMABLE PREFERRED STOCK, $.01 par value, authorized
1,000,000: 30,000 (Dec 31, 2007) and 60,000 (Dec 31, 2006)
shares issued and outstanding	300	600

STOCKHOLDERS' EQUITY:
Common stock, $.001 par value, 100,000,000 shares ;authorized;
36,040,707 (Dec 31,2007) and 23,671,601(Dec 31, 2006) shares
issued and outstanding	36,040	23,671
Additional paid-in-capital	11,874,016	3,523,446
Additional paid-in-capital - warrants	913,043	-
Retained deficit	(5,010,685)	(2,829,740)
TOTAL STOCKHOLDERS' EQUITY	7,812,714	717,977
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,551,323	$1,102,680

See notes to the consolidated financial statements

PATIENT PORTAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR DECEMBER 31,

	2007	2006

NET SALES	$3,868,299	$13,575

COST OF SALES	3,261,834	115,332
GROSS PROFIT/(LOSS)	606,465	(101,757)

DIRECT OPERATING EXPENSES:
Sales and marketing	618,103
Administration	1,819,761	173,499
TOTAL OPERATING EXPENSES	2,437,864	173,499

(LOSS) FROM OPERATIONS BEFORE
OTHER INCOME AND EXPENSE	(1,831,399)	(275,256)

OTHER INCOME AND EXPENSES
Other expenses	53,678
Interest expense	295,868	(126,152)
	349,546	(126,152)
OPERATING (LOSS) BEFORE TAXES	(2,180,945)	(401,408)

PROVISION FOR INCOME TAX	-	-

NET (LOSS)	$(2,180,945)	$(401,408)

Net Loss per share:	$(0.09)	$(0.01)

Common shares outstanding (weighted)	25,540,612	13,401,899

See notes to the consolidated financial statements

PATIENT PORTAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(2,180,945)	$(401,408)
Adjustments to reconcile net income (loss)
to net cash provided by operations:
Common stock and Warrants issued for services	1,476,427	-
Depreciation and amortization	450,883	-
(Increase) decrease in assets:
Accounts receivable	(1,072,747)	(1,202)
Inventory	(81,611)	-
Other current assets	27,500	(27,500)
Increase (decrease) in liabilities:
Accounts payable	1,350,827	34,255
Othe current liabilities	257,206	13,131
Total adjustments	2,408,485	18,684
NET CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES	227,540	(382,724)

CASH FLOWS INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(2,648,051)	(876,755)
Long term note receivable	(26,967)
Purchase of hospital contracts	(7,320,970)
Deferred loan costs	(896,868)
Stock Payments for Investments	3,241,174
Minority Investments	(1,475,000)

NET CASH FLOWS (USED IN) INVESTING ACTIVITIES	(9,126,682)	(876,755)

FINANCING ACTIVITIES:
Proceeds from common stock issued	1,497,002	922,252
Proceeds from long-term debt	7,000,000
Convertible Debt Discount	(3,061,381)
Redeemable preferred stock	(300)	600
Current portion of long term debt	392,351
Notes payable	414,902	337,317
Paid in capital - Warrants	913,043
Paid in capital - Beneficial Equity Conversion	2,148,338
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	9,303,955	1,260,169

NET INCREASE IN CASH	404,813	690
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,690	1,000
CASH AND CASH EQUIVALENTS, END OF PERIOD	$406,503	$1,690

See notes to the consolidated financial statements

PATIENT PORTAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND PREFERRED STOCK
DECEMBER 31, 2007
	Common and Preferred Stock		Additional Paid-In Capital	Retained Deficit	Total
	Shares	Par Value

Balance January 1, 2007	23,731,601	$24,271	$3,523,446	$(2,829,740)	$717,977
Issuance of Common Stock	405,000	405	535,000		535,405
Issuance of Preferred Stock	50,000	500	499,500		500,000
Issuance of Common Stock For services	1,150,000	1,150	1,320,846		1,321,996
Issuance of Common Stock For services	414,512	415	43,016		43,431
Issuance of Common Stock for Worldnet, Inc. contracts	3,250,000	3,250	1,610,750		1,614,000
Sale of common stock to equity investor	500,000	500	434,012		434,512
Issuance of Common Stock for OmniCast, Inc. 9% Acquisition	2,200,000	2,200	1,097,800		1,100,000
Issuance of Common Stock for Virtual Nurse, Inc. 9% Acquisition	750,000	750	374,250		375,000
Commissions & Fees for Dutchess Financing (in lieu of cash)	1,521,740	1,521	150,652		152,173
Conversion of Preferred Stock	800,000	800			800
Conversion of Preferred Stock	(80,000)	(800)			(800)
Issuance of Common Stock for Interest	93,188	93	9,225		9,318
Employment and Consulting Agreements	1,110,000	1,110	109,890		111,000
Issuance of common stock pursuant to exercise of warrants	174,666	175	17,291		17,466
Intrinsic Value of Convertible Debt	-	-	2,148,338		2,148,338
Value of Dutchess Warrants Issued	-	-	913,043		913,043
Net loss for the Year				(2,180,945)	(2,180,945)
Balance December 31, 2007	36,070,707	$36,340	$12,787,059	$(5,010,685)	$7,812,714

See notes to the consolidated financial statements

PATIENT PORTAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND PREFERRED STOCK
DECEMBER 31, 2006
	Common and Preferred Stock		Additional Paid-In Capital	Retained Deficit	Total
	Shares	Par Value

Balance January 1, 2006	9,979,479	$9,979	$2,624,467	$(2,432,310)	$202,136
Reverse Split of Common Stock 1-for-10 Sept. 1,2006	(8,981,530)	(8,981)			(8,981)
Issuance of Common Stock For services	2,123,652	2,123			2,123
Issuance of Common Stock For Debt Conversion	2,200,000	2,200	333,139		335,339
Issuance of Common Stock For Preferred Stock Conversion	850,000	850			850
Issuance of Common Stock For Share Exchange Acquisition	17,500,000	17,500			17,500
Issuance of Preferred Stock	60,000	600	565,840		566,440
Adjustment To Retained Deficit				3,978	3,978
Net loss for the Year				(401,408)	(401,408)
Balance December 31, 2006	23,731,601	$24,271	$3,523,446	$(2,829,740)	$717,977

Patient Portal Technologies, Inc.
Notes to Consolidated Financial Statements
For the Years ended December 31, 2007 and 2006

1.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations and Basis of Presentation-Patient Portal Technologies, Inc. and its wholly owned subsidiaries (The “Company”) is in the business of owning, operating and investing in and marketing equipment primarily in hospital television and cable facilities. The company’s principal customers are hospitals and hospital patients. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Consolidation- The accompanying consolidated financial statements include the accounts of Patient Portal Technologies, Inc. and its wholly owned subsidiaries.  All intercompany transactions and balances have been eliminated in consolidation.

Financial Statement Preparation- The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results may differ from those estimates.

Revenue Recognition- The Company recognizes revenue from patient services when payment is received. Revenue from hospitals for equipment sales or other services is recorded when the service is performed or the equipment sale is finalized.

Income Taxes – Income taxes are not provided for in these financial statements since the Company incurred a net loss for the year ended December 31, 2007.

Cash Equivalents- The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Cash Receivable – The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness, as determined by review of their credit information. The Company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. Credit losses have historically been within management’s expectations and the provisions established. No allowance was made for doubtful accounts.

Patient Portal Technologies, Inc.
Notes to Consolidated Financial Statements
For the Years ended December 31, 2007 and 2006

Inventories/Supplies – The Company values inventory in accordance with the First in First out Method. Inventory consists of televisions for resale, miscellaneous television system piece parts and supplies associated with the television equipment business. The Company regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on historical demand and new product designs.

Debt Issuance Costs – Cost incurred to issue debt are deferred and amortized as interest expense over the term of the related debt.

Convertible Instrument Discount - Discounts associated with issuance of debt are amortized over the term of the debt using the interest method.

Recent Accounting Pronouncements - In September 2006, the FASB issued SFAS NO 157 “Fair Value Measurements” (SFAS 157) which provides guidance for measuring assets and liabilities at fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued Statements of Financial Accounting Standards NO. 141 (revised 2007), “Business Combinations” (FAS 141®) and No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment for ARB No. 41 (FAS 160)”. FAS 141(R) will change how business acquisitions are accounted for and FAS 160 will change the accounting and reporting for minority interests, which will be characterized as non-controlling interests and classified as a component of equity. FAS 141(R) and FAS 160 are effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for the Company). The adoption of FAS 141(R) and FAS 160 will not have a material impact on the Company’s consolidated financial statements.

2.           BUSINESS COMBINATIONS AND ACQUISITIONS

During 2007 and 2006, the Company completed two significant acquisitions which were accounted for as purchases under SFAS No 141, “Business Combinations.” The assets purchased and liabilities assumed for these acquisitions have been reflected in the accompanying consolidated balance sheets as of December 31, 2007 and 2006 and the results of operations for the acquisitions are included in the accompanying consolidated statement of earnings from the respective dates of acquisition. Additionally, the company acquired a total of 22 hospital contracts at various times throughout the year. The operational results of those contracts have been reflected in the accompanying consolidated financial statements.

Patient Portal Connect, Inc.
On December 7, 2006, the Company acquired 100% of the outstanding shares of Patient Portal Connect, Inc. from its shareholder in a Share Exchange Agreement, in exchange for 17,500,000 shares of the company’s common stock.  Patient Portal is a leading provider of patient centric solutions which assist hospitals improve service and their financial performance. The integration of Patient Portal with the Company’s existing operations provides a technology and innovation platform to aggressively grow the company by expanding the type and number of services it offers, across numerous healthcare related markets.

Patient Portal Technologies, Inc.
Notes to Consolidated Financial Statements
For the Years ended December 31, 2007 and 2006

TB&A Hospital Television, Inc.

On November 2, 2007, the Company acquired 100% of the outstanding stock in TB&A Hospital Television, Inc. a privately held company. TB & A Hospital Television, Inc. is a leading provider of television systems and billing services for over 600 hospitals nationwide. As a result of this acquisition, Patient Portal Technologies can expand its broader product and service offerings nationwide.

The aggregate purchase price was approximately $ 3,800,000 which included $3,000,000 in cash at closing and credit for the outstanding accounts receivable at the time of closing, which was approximately $800,000. The credit for the accounts receivable balance was due and payable to the seller as collected. As of December 31, 2007 the amount has been paid in full..

The following table summarizes the fair values of assets acquired and liabilities assumed:

Inventories	$90,000
Other current assets	3,000
Property and equipment	2,500,000
Intangible Assets	3,080,000

Accounts payable and accrued liabilities	(1,873,000)

Total Purchase Price	$3,800,000

The original amounts assigned to the assets acquired and liabilities assumed exceeded the purchase price by approximately $1.7 million. In accordance with SFAS 141 this difference was allocated as a pro rata reduction of the non current asset values.

 The full amount of intangible assets was allocated to the existing 50 hospital contracts and 6 buying group contracts. The value was determined using a net present value analysis of the future value of these contracts in accordance with SFAS 141 and 142. The asset category is being amortized over a useful life of 10 years, which approximates the anticipated term (including renewals) for these contracts.

Consolidated pro forma revenues for fiscal years 2007 and 2006, giving effect to the Patient Portal and TB&A acquisitions as if they occurred on January 1, 2007 and 2006 were $13,039,826 and $9,258,073 respectively.

Worldnet Communications, Inc.

In January, April and November 2007 the company acquired 22 active hospital contracts from Worldnet Communications, Inc. These contacts covered a variety of services including television and phone rental and billing services as well as other products and service supporting hospital patient management improvement.

Total consideration for these contacts was approximately $4.2 million which consisted of $2.4 million in cash and $1.8 million in common stock equal to 2,500,000 shares of common stock. The company’s common stock was valued in a range of $.50 - $1.00 based upon the market conditions at the time of the transaction. The value of the hospital contracts was negotiated at arms length and was based upon the anticipated future value of the agreements. The value is being amortized over 10 years in accordance with the typical length (including renewals) of these agreements.

Patient Portal Technologies, Inc.
Notes to Consolidated Financial Statements
For the Years ended December 31, 2007 and 2006

3.           INVENTORIES                                                                                                           $   88,238

Inventory consists of televisions for resale, miscellaneous television system piece parts and supplies associated with the television equipment business. The inventory is valued at the cost using the First in First out (FIFO) method of accounting.

4.           INVESTMENTS

During April 2007 the Company acquired a 9% minority interest in Virtual Nurse, Inc. and in March 2007, acquired a 9% minority interest in OmniCast, Inc.

Virtual Nurse, Inc

The Company acquired a 9% interest in Virtual Nurse, Inc. for $375,000 in common stock. The investment was valued at $.50 per share, in an arms length transaction, which represented the average market price at the time the transaction occurred. Virtual Nurse's mission is to provide healthcare organizations with efficient, cost-effective nursing solutions.  It offers the highest quality of care through experienced, skilled, productive, and motivated nurses who benefit from the convenience of working at home on a flexible time schedule.  As a result, it is able to give healthcare facilities assurance that every patient receives condition-specific education before entering their facilities and ensure that every assessment has been carefully documented and delivered on time.

 The investment allowed the Company to enter into an exclusive joint marketing relationship which will allow Patient Portal access to the customer base of Virtual Nurse. The agreement also provides for the Company to market the Virtual Nurse platform to its customer base.

OmniCast, Inc.

The Company acquired a 9% interest in OmniCast, Inc. for $1,100,000 in common stock. The investment was valued at $.50 per share, in an arms length transaction, which represented the average market price at the time the transaction occurred. Omnicast, Inc. is a leading-edge technology and media provider that offers a variety of customized education and entertainment solutions for the healthcare industry.

The investment in OmniCast followed the execution of an exclusive license agreement, between OmniCast and Patient Portal Technologies,  for the HealthCast platform. This platform serves as a critical element of eth Company’s strategy to management patient information and content flow before, during and after hospital care.

Patient Portal Technologies, Inc.
Notes to Consolidated Financial Statements
For the Years ended December 31, 2007 and 2006

5.           PROPERTY, PLANT & EQUIPMENT

Property and equipment are stated at cost and depreciated and amortized generally on the straight-line method over their estimated useful lives of three to fifty years. Property and equipment consist of the following at December 31, :

	2007	2006

Television sets/system installations, equipment	$2,590,339	$52,135
Computer equipment and Software	840,000	820,000-
Office equipment equipment	40,000	-

	3,470.339	878,135
Accumulated depreciation	200,000	55,847-
Total	$3,270,339	$822,288

6.           INTANGIBLE ASSETS

In accordance with SFAS No. 142 the Company’s intangible assets are amortized over the anticipated useful life of the assets. At the end of December 31, 2007 there was $7,070,086 in intangible assets which reflected the unamortized portion of multi year hospital contracts purchased during 2007. The contracts are being amortized over a 120 month period using the straight line method. See note 2.

Patient Portal Technologies, Inc.
Notes to Consolidated Financial Statements
For the Years ended December 31, 2007 and 2006

7.           LONG-TERM DEBT

Long-term debt consists of the following:

12% Convertible Debenture	$7,000,000
Other Long-term Debt	392,351
$7,392,351
Less: Current portion of long-term debt Discount on Convertible Debt	1,175,684 3,061,381

$3,155,286

12% Convertible Debenture - On November 1, 2007 the Company entered into an agreement with Duchess Private Equities Fund, LTD (“Dutchess”) to borrow $7,000,000 for acquisition purposes.  This amount is repayable beginning May 1, 2008, at a monthly amount, including principal and interest, of $183,825.17. All amounts due and payable under the debenture mature on November 1, 2010.

Approximately 13% of the proceeds or $913,043 was allocated to the detached warrants using a fair market value of $.04, which was the difference between the exercise price and estimated fair value of the common stock at the transaction date. The offset was charged to the discount account in accordance with EITF 98-5 and EITF 00-27. Additionally the debenture has a conversion feature which was determined to be beneficial to the holder at the date of issuance. The conversion feature allows the holder with an option to convert the outstanding principal for common stock at a price equal to the lesser of 85% of the lowest closing bid for the Common Stock, during the 20 days prior to the conversion, or $.46 per share. This conversion feature was determined to have an intrinsic value of $2,148,338. This balance was charged to additional paid in capital with the offset charged to debt discount. The debt discount will be amortized using the interest method over the term of the debt.

Other Long term Debt – Individuals’ payable in monthly installments of $833 to $4804 including interest at 10 percent expiring at various dates through January 2012.  These notes are secured by television equipment.

Patient Portal Technologies, Inc.
Notes to Consolidated Financial Statements
For the Years ended December 31, 2007 and 2006

8.           COMMITMENTS AND CONTINGENCIES

Lease Commitments - During the Year ended December 31, 2007 the Company had no equipment leases in effect.

Rent expense for the Year ended December 31, 2007 and 2006 was $101,555 and $63,562 respectively.  Future payments under operating leases with terms currently greater than one year as follows:

2008	$278,138
2009	$283,610
2010	$283,610
2011	$283,610
2012	$283,610

Thereafter $283,610.

Employment Agreements – As of December 31, 2007, the Company had no Employment Agreement in effect.

Litigation – From time to time the Company may be involved in various legal proceedings and other matters, including nominal disputes with creditors relating to the dollar amount of outstanding obligations of the Company, arising in the normal course of business.  The Company believes no such actions would result in liabilities in excess of amounts accrued in the financial statements.

Warrants and Options – As of December 31, 2007, in addition to the Company's aforesaid outstanding Common Stock, there are issued and outstanding Common Stock Purchase Warrants which are exercisable at the price-per-share indicated, and which expire on the date indicated, as follows:

Description	Number	Exercise Price	Expiration
Class "A" Warrants	365,000	$2.00	12/31/11
Class "B" Warrants	365,000	$3.00	12/31/11
Class "C" Warrants	365,000	$4.00	12/31/11
Class "D" Warrants	3,650,000	$.50	12/31/09
Dutchess Warrants (A)	22,826,086	$.46	11/01/12

 (A) The Dutchess warrants are part of a financing transaction that closed in November 2007. There is a limit of 4.99% on the amount of the Company’s common stock that Dutchess can own at any point in time.

2002 INVENTIVE STOCK OPTION PLAN

On November 22, 2002, the Shareholders of the Company ratified the Company's "2002 Incentive Stock Option Plan" and reserved 1,000,000 shares for issuance pursuant to said Plan.  As of March 31, 2008, no options have been awarded pursuant to this Plan.

PATIENT PORTAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
ASSETS
	March 31,	December 31,
	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$247,395	$406,503
Accounts receivable	1,969,545	1,073,949
Inventories, net	106,452	81,611
Prepaid expenses	36,600	-
TOTAL CURRENT ASSETS	2,359,992	1,562,063

PROPERTY, PLANT AND EQUIPMENT, net	3,355,349	3,270,339

LONG-TERM NOTE RECEIVABLE	270,767	276,967

HOSPITAL CONTRACTS, net	6,887,062	7,070,086

MINORITY INVESTMENTS	1,475,000	1,475,000

DEBT ISSUANCE COSTS	852,025	896,868
TOTAL ASSETS	$15,200,195	$14,551,323

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion in long-term liabilities	$1,175,684	$1,175,684
Accounts payable	2,129,222	1,385,083
Short Term Notes payable	437,317	752,219
Other current liabilities	306,138	270,337
TOTAL CURRENT LIABILITIES	4,048,361	3,583,323

LONG-TERM DEBT, Net of Discount on Convertible Instrument	4,048,702	3,155,286

REDEEMABLE PREFERRED STOCK, $.01 par value,1,000,000authorized
Issued and outstanding 30,000 shares(December 31, 2007) and	300	300
60,000 shares(December 31, 2006) at par value
STOCKHOLDERS' EQUITY:
Common stock, $.001 par value, 100,000,000 shares ;authorized;
36,040,707 (Mar 31,2008 and Dec 31,2007)
issued and outstanding	36,040	36,040
Additional paid-in-capital	11,874,016	11,874,016
Additional paid-in-capital - warrants	913,043	913,043
Retained deficit	(5,720,267)	(5,010,685)
TOTAL STOCKHOLDERS' EQUITY	7,103,132	7,812,714
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,200,195	$14,551,323

See notes to the condensed consolidated financial statements

PATIENT PORTAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE MONTHS ENDED
	March 31,	March 31,
	2008	2007

NET SALES	$3,876,233	$251,978

COST OF SALES	3,312,928	239,231
GROSS PROFIT	563,305	12,747

DIRECT OPERATING EXPENSES:
Sales and marketing	98,413	90,053
Administration	737,719	29,054
TOTAL OPERATING EXPENSES	836,132	119,107

(LOSS) FROM OPERATIONS BEFORE
OTHER INCOME AND EXPENSE	(272,826)	(106,360)

OTHER INCOME AND EXPENSES
Interest expense, Including Amortization of Debt Discount	436,756	-

OPERATING LOSS BEFORE TAXES	(709,582)	(106,360)

PROVISION FOR INCOME TAX	-	-

NET (LOSS)	$(709,582)	$(106,360)

Net Loss per share:
Basic	$(0.03)	$(0.01)

Weighted common shares:

Basic	25,540,612	24,136,601

See notes to the condensed consolidated financial statements

PATIENT PORTAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED), THREE MONTHS ENDED
	March 31,	March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss)	$(709,582)	$(106,360)
Adjustments to reconcile net (loss) to net cash used in operations:
Depreciation and amortization	93,750	17,126
(Increase) decrease in assets:
Accounts receivable	(895,596)	(46,818)
Inventories	(24,841)	-
Other current assets	(36,600)	(46,250)
Increase (decrease) in liabilities:
Accounts payable	744,139	3,152
Other current liabilities	35,801	13,131
Short Term Notes payable	(314,902)	50,000
Total adjustments	(398,249)	(9,659)
Net cash flows used in operating activities	(1,107,831)	(116,019)

CASH FLOWS INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(178,759)	(3,159)
Long term note receivable	6,200	-
Amortization/(Purchase) of hospital contracts	183,024	(407,931)
Amortization - Deferred loan costs	44,843	-
Net cash used in investing activities	55,308	(411,090)

CASH FLOWS FINANCING ACTIVITIES:
Proceeds from preferred stock issued	-	537,499
Proceeds from long-term debt	675,000	-
Principal payments on long term debt	(6,264)	-
Debt Discount Costs	224,680	-
Net cash flows provided by financing activities	893,416	537,499

NET (DECREASE) INCREASE IN CASH	(159,107)	10,390
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	406,503	1,690
CASH AND CASH EQUIVALENTS, END OF PERIOD	$247,395	$12,080

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest, net	203,468	-

See notes to the condensed consolidated financial statements

PATIENT PORTAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND PREFERRED STOCK
DECEMBER 31, 2007
	Common and Preferred Stock		Additional Paid-In Capital	Retained Deficit	Total
	Shares	Par Value

Balance January 1, 2007	23,731,601	$24,271	$3,523,446	$(2,829,740)	$717,977
Issuance of Common Stock	405,000	405	535,000		535,405
Issuance of Perferred Stock	50,000	500	499,500		500,000
Issuance of Common Stock For services	1,150,000	1,150	1,320,846		1,321,996
Issuance of Common Stock For services	414,512	415	43,016		43,431
Issuance of Common Stock for Worldnet, Inc. contracts	3,250,000	3,250	1,610,750		1,614,000
Sale of common stock to equity investor	500,000	500	434,012		434,512
Issuance of Common Stock for OmniCast, Inc. 9% Acquisition	2,200,000	2,200	1,097,800		1,100,000
Issuance of Common Stock for Virtual Nurse, Inc. 9% Acquisition	750,000	750	374,250		375,000
Commissions & Fees for Dutchess Financing (in lieu of cash)	1,521,740	1,521	150,652		152,173
Conversion of Preferred Stock	800,000	800			800
Conversion of Preferred Stock	(80,000)	(800)			(800)
Issuance of Common Stock for Interest	93,188	93	9,225		9,318
Employment and Consulting Agreements	1,110,000	1,110	109,890		111,000
Issuance of common stock pursuant to exercise of warrants	174,666	175	17,291		17,466
Intrinsic Value of Convertible Debt	-	-	2,148,338		2,148,338
Value of Dutchess Warrants Issued	-	-	913,043		913,043
Net loss for the year				(2,180,945)	(2,180,945)
Balance December 31, 2007	36,070,707	$36,340	$12,787,059	$(5,010,685)	$7,812,714

See notes to the consolidated financial statements.

PATIENT PORTAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND PREFERRED STOCK
MARCH 31, 2008
	Common and Preferred Stock		Additional Paid-In Capital	Retained Deficit	Total
	Shares	Par Value

Balance January 1, 2008	36,070,707	$36,340	$12,787,059	$(5,010,685)	$7,812,714

Net loss for the period				(709,582)	(709,582)
Balance March 31, 2008	36,070,707	$36,340	$12,787,059	$(5,720,267)	$7,103,132

See notes to the consolidated financial statements.

Patient Portal Technologies, Inc.,
Notes to Consolidated Financial Statements
For the Quarter Ended March 31, 2008
(Unaudited)

Note 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations and Basis of Presentation-Patient Portal Technologies, Inc. and its wholly owned subsidiaries (The “Company”) is in the business of owning, operating and investing in and marketing equipment primarily in hospital television and cable facilities. The company’s principal customers are hospitals and hospital patients. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Consolidation- The accompanying consolidated financial statements include the accounts of Patient Portal Technologies, Inc. and its wholly owned subsidiaries.  All intercompany transactions and balances have been eliminated in consolidation.

Financial Statement Preparation- The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results may differ from those estimates.

Revenue Recognition- The Company recognizes revenue from patient services when payment is received. Revenue from hospitals for equipment sales or other services is recorded when the service is performed or the equipment sale is finalized.

Income Taxes – Income taxes are not provided for in these financial statements since the Company incurred a net loss for the year ended December 31, 2007.

Cash Equivalents- The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Cash Receivable – The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness, as determined by review of their credit information. The Company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. Credit losses have historically been within management’s expectations and the provisions established. No allowance was made for doubtful accounts.

Patient Portal Technologies, Inc.,
Notes to Consolidated Financial Statements
For the Quarter Ended March 31, 2008
(Unaudited)

Inventories/Supplies – The Company values inventory in accordance with the First in First out Method. Inventory consists of televisions for resale, miscellaneous television system piece parts and supplies associated with the television equipment business. The Company regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on historical demand and new product designs.

Debt Issuance Costs – Cost incurred to issue debt are deferred and amortized as interest expense over the term of the related debt.

Convertible Instrument Discount - Discounts associated with issuance of debt are amortized over the term of the debt using the interest method.

Recent Accounting Pronouncements - In September 2006, the FASB issued SFAS NO 157 “Fair Value Measurements” (SFAS 157) which provides guidance for measuring assets and liabilities at fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued Statements of Financial Accounting Standards NO. 141 (revised 2007), “Business Combinations” (FAS 141®) and No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment for ARB No. 41 (FAS 160)”. FAS 141(R) will change how business acquisitions are accounted for and FAS 160 will change the accounting and reporting for minority interests, which will be characterized as non-controlling interests and classified as a component of equity. FAS 141(R) and FAS 160 are effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for the Company). The adoption of FAS 141(R) and FAS 160 will not have a material impact on the Company’s consolidated financial statements.

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about the fair value measurements. The adoption of SFAS 157 did not have a material impact on the Company’s financial condition and results of operations. For additional information on the fair value of certain financial assets and liabilities, see Note 8, “Fair Value Measurements”.

Fair Value Option: In February 2007, the FASB issues SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115,” which permits an entity to measure certain financial assets and financial liabilities at fair value, with unrealized gains and losses reported in earnings at each subsequent measurement date. The fair value option may be elected on an instrument-by-instrument basis, as long as it is applied to the instrument in its entirety. The fair value option election is irrevocable, unless an event specifies in SFAS No. 159 occurs that results in a new election date. This statement is effective for fiscal years beginning after November 15, 2007. The Company adopted SFAS No. 159 as of January 1, 2008 and has elected not to measure any additional financial instruments and other items at fair value.

Patient Portal Technologies, Inc.,
Notes to Consolidated Financial Statements
For the Quarter Ended March 31, 2008
(Unaudited)

Note 2   BUSINESS COMBINATIONS AND ACQUISITIONS

During 2007 and 2006, the Company completed two significant acquisitions which were accounted for as purchases under SFAS No 141, “Business Combinations.” The assets purchased and liabilities assumed for these acquisitions have been reflected in the accompanying consolidated balance sheets as of December 31, 2007 and 2006 and the results of operations for the acquisitions are included in the accompanying consolidated statement of earnings from the respective dates of acquisition. Additionally, the company acquired a total of 22 hospital contracts at various times throughout the year. The operational results of those contracts have been reflected in the accompanying consolidated financial statements.

Patient Portal Connect, Inc.

On December 7, 2006, the Company acquired 100% of the outstanding shares of Patient Portal Connect, Inc. from its shareholder in a Share Exchange Agreement, in exchange for 17,500,000 shares of the company’s common stock.  Patient Portal is a leading provider of patient centric solutions which assist hospitals improve service and their financial performance. The integration of Patient Portal with the Company’s existing operations provides a technology and innovation platform to aggressively grow the company by expanding the type and number of services it offers, across numerous healthcare related markets.

TB&A Hospital Television, Inc.

On November 2, 2007, the Company acquired 100% of the outstanding stock in TB&A Hospital Television, Inc. a privately held company. TB & A Hospital Television, Inc. is a leading provider of television systems and billing services for over 600 hospitals nationwide. As a result of this acquisition, Patient Portal Technologies can expand its broader product and service offerings nationwide.

The aggregate purchase price was approximately $ 3,800,000 which included $3,000,000 in cash at closing and credit for the outstanding accounts receivable at the time of closing, which was approximately $800,000. The credit for the accounts receivable balance was due and payable to the seller as collected. As of December 31, 2007 the amount has been paid in full..

The following table summarizes the fair values of assets acquired and liabilities assumed:

Inventories	$90,000
Other current assets	3,000
Property and equipment	2,500,000
Intangible Assets	3,080,000

Accounts payable and accrued liabilities	(1,873,000)

Total Purchase Price	$3,800,000

Patient Portal Technologies, Inc.,
Notes to Consolidated Financial Statements
For the Quarter Ended March 31, 2008
(Unaudited)

The original amounts assigned to the assets acquired and liabilities assumed exceeded the purchase price by approximately $1.7 million. In accordance with SFAS 141 this difference was allocated as a pro rata reduction of the non current asset values.

 The full amount of intangible assets was allocated to the existing 50 hospital contracts and 6 buying group contracts. The value was determined using a net present value analysis of the future value of these contracts in accordance with SFAS 141 and 142. The asset category is being amortized over a useful life of 10 years, which approximates the anticipated term (including renewals) for these contracts.

Consolidated pro forma revenues for fiscal years 2007 and 2006, giving effect to the Patient Portal and TB&A acquisitions as if they occurred on January 1, 2007 and 2006 were $13,039,826 and $9,258,073 respectively.

Consolidated pro forma revenues for fiscal year 2007, giving effect to the TB&A acquisitions as if they occurred on January 1, 2007 for the three-month period ended March 31, 2008 were approximate.
Worldnet Communications, Inc.

In January, April and November 2007 the company acquired 22 active hospital contracts from Worldnet Communications, Inc. These contacts covered a variety of services including television and phone rental and billing services as well as other products and service supporting hospital patient management improvement.

Total consideration for these contacts was approximately $4.2 million which consisted of $2.4 million in cash and $1.8 million in common stock equal to 2,500,000 shares of common stock. The company’s common stock was valued in a range of $.50 - $1.00 based upon the market conditions at the time of the transaction. The value of the hospital contracts was negotiated at arms length and was based upon the anticipated future value of the agreements. The value is being amortized over 10 years in accordance with the typical length (including renewals) of these agreements.

Patient Portal Technologies, Inc.,
Notes to Consolidated Financial Statements
For the Quarter Ended March 31, 2008
(Unaudited)

Note 3   INVESTMENTS

During April 2007 the Company acquired a 9% minority interest in Virtual Nurse, Inc. and in March 2007, acquired a 9% minority interest in OmniCast, Inc.

Virtual Nurse, Inc

The Company acquired a 9% interest in Virtual Nurse, Inc. for $375,000 in common stock. The investment was valued at $.50 per share, in an arms length transaction, which represented the average market price at the time the transaction occurred. Virtual Nurse's mission is to provide healthcare organizations with efficient, cost-effective nursing solutions.  It offers the highest quality of care through experienced, skilled, productive, and motivated nurses who benefit from the convenience of working at home on a flexible time schedule.  As a result, it is able to give healthcare facilities assurance that every patient receives condition-specific education before entering their facilities and ensure that every assessment has been carefully documented and delivered on time.

 The investment allowed the Company to enter into an exclusive joint marketing relationship which will allow Patient Portal access to the customer base of Virtual Nurse. The agreement also provides for the Company to market the Virtual Nurse platform to its customer base.

OmniCast, Inc.

The Company acquired a 9% interest in OmniCast, Inc. for $1,100,000 in common stock. The investment was valued at $.50 per share, in an arms length transaction, which represented the average market price at the time the transaction occurred. Omnicast, Inc. is a leading-edge technology and media provider that offers a variety of customized education and entertainment solutions for the healthcare industry.

The investment in OmniCast followed the execution of an exclusive license agreement, between OmniCast and Patient Portal Technologies,  for the HealthCast platform. This platform serves as a critical element of eth Company’s strategy to management patient information and content flow before, during and after hospital care.

Patient Portal Technologies, Inc.,
Notes to Consolidated Financial Statements
For the Quarter Ended March 31, 2008
(Unaudited)

Note 4   Inventories

Inventory consists of televisions for resale, miscellaneous television system piece parts and supplies associated with the television equipment business. The inventory is valued at the lower of cost or market  using the First in First out (FIFO) method of accounting.

	March 31, 2008	December 31, 2008
Finished products	$106,452	$81,611

Note 5   PROPERTY, PLANT & EQUIPMENT

Property and equipment are stated at cost and depreciated and amortized generally on the straight-line method over their estimated useful lives of three to fifty years. Property and equipment consist of the following at March 31 , 2008 and December 31, :

	2008	2007

Television sets/system installations, equipment	$2,743,739	$2,590,339
Computer equipment and Software	851,500	840,000
Office equipment	53,859	40,000

	3,649,098	3,470,339
Accumulated depreciation	293,750	200,000
Total	$3,355,348	$3,270,339

Patient Portal Technologies, Inc.,
Notes to Consolidated Financial Statements
For the Quarter Ended March 31, 2008
(Unaudited)

Note 5    Goodwill and Intangible Assets

In accordance with SFAS No. 142 the Company’s intangible assets are amortized over the anticipated useful life of the assets. At the end of March 31, 2008 there was approximately $6.9 million in intangible assets which reflected the unamortized portion of multi year hospital contracts purchased during 2007. The contracts are being amortized over a 120 month period using the straight line method. See note 2.

Note 6    Long-Term Debt

Long-term debt consists of the following:
	March 31, 2008	December 31,2007

12% Convertible Debenture	$7,000,000	$7,000,000
Line of Credit	675,000	-
Other Long-term Debt	386,087	392,351
	8,061,087	7,392,351

Less: Current portion of long-term debt	1,175,684	1,175,684
Debt Discount	2,836,701	3,061,381

	$4,048,702	$3,155,286

12% Convertible Debenture - On November 1, 2007 the Company entered into an agreement with Duchess Private Equities Fund, LTD (“Dutchess”) to borrow $7,000,000 for acquisition purposes.  This amount is repayable beginning May 1, 2008, at a monthly amount, including principal and interest, of $183,825.17. All amounts due and payable under the debenture mature on November 1, 2010.

Approximately 13% of the proceeds or $913,043 was allocated to the detached warrants using a fair market value of $.04, which was the difference between the exercise price and estimated fair value of the common stock at the transaction date. The offset was charged to the discount account in accordance with EITF 98-5 and EITF 00-27. Additionally the debenture has a conversion feature which was determined to be beneficial to the holder at the date of issuance. The conversion feature allows the holder with an option to convert the outstanding principal for common stock at a price equal to the lesser of 85% of the lowest closing bid for the Common Stock, during the 20 days prior to the conversion, or $.46 per share. This conversion feature was determined to have an intrinsic value of $2,148,338. This balance was charged to additional paid in capital with the offset charged to debt discount. The debt discount will be amortized using the interest method over the term of the debt.

Patient Portal Technologies, Inc.,
Notes to Consolidated Financial Statements
For the Quarter Ended March 31, 2008
(Unaudited)

Other Long term Debt – Individuals’ payable in monthly installments of $833 to $4804 including interest at 10 percent expiring at various dates through January 2012.  These notes are secured by television equipment.

Line of Credit - $750,000 line of credit from Five Star Bank, payments of monthlyinterest only at prime plus 0.5%

Other Long term Debt – Amounts due to individuals’ payable in monthly installments of $1,750 to $2,333 including interest at 10 percent expiring at various dates through January 2012. These notes are secured by hospital television contracts.

Note 7    Commitments and Contingencies

Lease Commitments – The Company finances its use of certain facilities and equipment under committed lease arrangements provided by various institutions. At March 31, 2008 under the long-term real estate leases, totaled approximately $1.8 Million.

Employment Agreements – As of March 31, 2008, the Company had no Employment Agreement in effect.

Litigation – From time to time the Company may be involved in various legal proceedings and other matters, including nominal disputes with creditors relating to the dollar amount of outstanding obligations of the Company, arising in the normal course of business.  The Company believes no such actions would result in liabilities in excess of amounts accrued in the financial statements.

Warrants and Options – As of March 31, 2008, in addition to the Company's aforesaid outstanding Common Stock, there are issued and outstanding Common Stock Purchase Warrants which are exercisable at the price-per-share indicated, and which expire on the date indicated, as follows:

Description	Number	Exercise Price	Expiration
Class "A" Warrants	365,000	$2.00	12/31/11
Class "B" Warrants	365,000	$3.00	12/31/11
Class "C" Warrants	365,000	$4.00	12/31/11
Class "D" Warrants	3,650,000	$.50	12/31/09
Dutchess Warrants (A)	22,826,086	$.46	11/01/12

(A) The Dutchess warrants are part of a financing transaction that closed in November 2007. There is a limit of 4.99% on the amount of the Company’s common stock that Dutchess can own at any point in time.

2002 INVENTIVE STOCK OPTION PLAN

On November 22, 2002, the Shareholders of the Company ratified the Company's "2002 Incentive Stock Option Plan" and reserved 1,000,000 shares for issuance pursuant to said Plan.  As of March 31, 2008, no options have been awarded pursuant to this Plan.

Patient Portal Technologies, Inc.,
Notes to Consolidated Financial Statements
For the Quarter Ended March 31, 2008
(Unaudited)

Note 8    Fair Value Measurements

As described in Note 2, “New Accounting Standards”, the Company adopted SFAS 157 effective January 1, 2008. SFAS 157 defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets and liabilities.

Level 2 – observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3 – unobserved inputs in which there is little or no market data available, which require the reporting entity to develop its own assumptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.Indemnification of Directors and Officers

Section 102(a)(7) of the Delaware General Corporation Law (“DGCL”) authorizes Delaware corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102(a) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(a). Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in Section 174 of the DGCL; or (iv) for any transactions from which the director derived an improper personal benefit.

Section 145 of the DGCL authorizes Delaware corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe the person's conduct was unlawful.

Section 145(g) of the DGCL authorizes Delaware corporations to purchase insurance covering liabilities asserted against directors, officers, employees and agents.

Our directors and officers are indemnified as provided by the DGCL and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the Common Stock registered hereby, all of which expenses, except for the SEC registration fee, are estimates:

Description	Amount
Registration Fee	$25.00
*Accounting fees and expenses	$10,000.00
*Legal fees and expenses	$150,000.00
*Transfer Agent fees and expenses	$2500.00
*Printing	$500.00
*Miscellaneous fees and expenses	$500.00

Total	$163,525.00

*Estimated

The selling stockholders will not bear any expenses associated with the filing of the Registration Statement.

Item 26. Recent Sales of Unregistered Securities

On November 2, 2007, the Company issued 1,000,000 shares of our common stock to Worldnet Communications, Inc. in connection with the Asset Purchase and Sale Agreement.  The transaction is intended to be exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering or under Regulation D promulgated pursuant to the Securities Act of 1933. The common stock was not registered under the Securities Act, or the securities laws of any state, and was offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

On November 1, 2007, the Company sold Debentures to Dutchess Private Equities Fund, LTD in the principal amount of Seven Million dollars ($7,000,000), convertible into shares of Common Stock of the Company. The issuance and sale of the Debentures is intended to be exempt from registration by virtue of Section 4(2) of the 1933 Act and the provisions of Regulation D thereunder, based on the Company’s belief that the offer and sale of the Debentures did not involve a public offering, as all of the purchasers were “accredited” investors and no general solicitation was involved in the offering.

Item 27. Exhibits

The following exhibits are included as part of this Form SB-2 or are incorporated by reference to our previous filings:

Exhibit No.	Description

3.1**	Patient Portal Technologies, Inc. Certificate of Incorporation (incorporated by reference to Exhibit to the Company’s Form SB-2, filed on November 20, 2007).

3.2**	Patient Portal Technologies, Inc. Bylaws (incorporated by reference to Exhibit to the Company’s Form SB-2, filed on November 20, 2007).

4.2**	2002 Incentive Stock Option Plan (incorporated by reference to Exhibit to the Company’s Form SB-2, filed on Oct. 11, 2003)

4.3**	Form of Specimen Stock Certificate.

5 **	Opinion of William J. Reilly, Esq. as to the legality of the shares offered herein.

10.1**	Subscription Agreement, dated November 1, 2007 between the Company and Dutchess Private Equities Fund, LTD (incorporated by reference to Exhibit to the Company’s Form 8-K, filed on Nov. 14, 2007).

10.2**
Debenture Registration Rights Agreement, dated November 1, 2007, between the Company and Dutchess Private Equities Fund, LTD (incorporated by reference to Exhibit to the Company’s Form 8-K, filed on Nov. 14, 2007).

10.3**	Debenture Agreement, dated Nov. 1, 2007, between the Company and Dutchess Private Equities Fund, LTD (incorporated by reference to Exhibit to the Company’s Form 8-K, filed on Nov. 14, 2007).

10.4**	Warrant Agreement, dated Nov. 1, 2007, between the Company and Dutchess Private Equities Fund, LTD (incorporated by reference to Exhibit of the Company’s Form 8K, filed on Nov. 14, 2007).

10.5**	Security Agreement, dated Nov. 1, 2007, between the Company and Dutchess Private Equities Fund, LTD (incorporated by reference to Exhibit of the Company’s Form 8K, filed on Nov. 1, 2007).

10.6**	Asset Purchase and Sale Agreement, dated Sept. 25, 2007, between the Company and Worldnet Communications, Inc. (incorporated by reference to Exhibit to the Company’s Form 8-K, filed on Nov. 14, 2007).

10.7**
Agreement for Purchase and Sale of Stock dated October 31, 2007 between the Company and TB&A Hospital Television, Inc. (incorporated by reference to Exhibit to the Company’s Form 8K filed Nov. 14, 2007).

21*	Subsidiaries of Patient Portal Technologies, Inc.

23.1	Consent of Walden Certified Public Accountant P.A.

23.2	Consent of Rattray and Associates CPA

23.3	Consent of William J. Reilly, Esq.

* Previously Filed.
** Incorporated by reference.

Item 28. Undertakings

Undertaking Required by Item 512 of Regulation S-B.

(a)  The undersigned registrant will :

(1)  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to :

(i)    include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   reflecting the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  includeany additional or changed material information on the plan of distribution.

(2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)  For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, at Baldwinsville, NY , on July 24 , 2008.

Patient Portal Technologies, Inc.

By:	/s/ Kevin Kelly
Kevin Kelly
President and Chief Executive Officer

In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Kevin Kelly	President and Chief Executive Officer (principal executive officer)	July 24 , 2008

/s/ Daniel Coholan	Director	July 24 , 2008

/s/ Thomas Hagan	Secretary (principal financial and accounting officer)	July 24 , 2008